Tenant: Spark Therapeutics, Inc.
Brandywine Realty Trust    Premises: 3025 Market St., Suites 016, 026, 200 & 300

LEASE

THIS LEASE (“Lease”) is entered into as of November 20, 2017, between BRANDYWINE 3025 MARKET, LP, a Pennsylvania limited partnership (“Landlord”), and SPARK THERAPEUTICS, INC., a Delaware corporation (“Tenant”).

In consideration of the mutual covenants stated below, and intending to be legally bound, the parties covenant and agree as follows:

1.KEY DEFINED TERMS.

(a)    “Abatement Period” means the period that begins on the Commencement Date and ends on the day immediately prior to the 7-month anniversary of the Commencement Date. During the Abatement Period, no Fixed Rent is due or payable, but Tenant shall pay to Landlord: (i) Tenant’s Share (as defined in Section 5(a)) of Operating Expenses (as defined in Section 5(a)); (ii) utilities as set forth in Section 6; (iii) use and occupancy taxes; and (iv) all other amounts due Landlord with the exception of Fixed Rent.

(b)     “Additional Rent” means all costs and expenses other than Fixed Rent that Tenant is obligated to pay Landlord pursuant to this Lease.

(c)    “Broker” means Jones Lang LaSalle.

(d)    “Building” means the building located at 3001-3025 Market Street, Philadelphia, Pennsylvania 19104, containing approximately 282,709 rentable square feet. Landlord represents and warrants that the Building and the Premises have been measured in accordance with the Building Owners and Managers Association International Standard Method for Measuring Floor Area in Office Buildings, ANSI/BOMA Z65.1-2010.

(e)    “Business Hours” means the hours of 8:30 a.m. to 5:30 p.m. on weekdays, and 8:00 a.m. to 1:00 p.m. on Saturdays, excluding Building holidays.

(f)    “Commencement Date” means the date that is the earliest of: (i) the date on which Tenant first conducts any business in all or any portion of the Lower Level Space or Suite 200; (ii) Substantial Completion (as defined in Exhibit C) of the Leasehold Improvements (as defined in Exhibit C) in the Lower Level Space and Suite 200; or (iii) the Outside Commencement Date. The “Outside Commencement Date” means June 1, 2018; provided however, the Outside Commencement Date shall be pushed back on a day-for-day basis for each day, if any, that Substantial Completion is delayed due to Force Majeure Events (as defined in Section 25(g)) or Landlord Delay (as defined in Exhibit C).

(g)    “Common Areas” means, to the extent applicable, the lobby, parking facilities, passenger elevators, rooftop terrace, fitness or health center, plaza and sidewalk areas, multi-tenanted floor restrooms, and other similar areas of general access at the Project or designated for the benefit of Building tenants, and the areas on multi-tenant floors in the Building devoted to corridors, elevator lobbies, and other similar facilities serving the Premises.

(h)    “Delivery Date” means the date that Landlord and Tenant execute this Lease.

(i)     “Expiration Date” means the last day of the Term, or such earlier date of termination of this Lease pursuant to the terms hereof.

(j)    “Fixed Rent” means fixed rent in the amounts set forth below:

Office Lease

With respect to Suite 200 only:

TIME PERIOD	FIXED RENT PER R.S.F. OF SUITE 200	ANNUALIZED FIXED RENT	MONTHLY INSTALLMENT
Commencement Date – end of Abatement Period	$0.00	$0.00	$0.00
Fixed Rent Start Date – end of Rent Period 1	$35.00	$1,842,925.00	$153,577.08
Rent Period 2	$35.88	$1,889,261.40	$157,438.45
Rent Period 3	$36.78	$1,936,650.90	$161,387.58
Rent Period 4	$37.70	$1,985,093.50	$165,424.46
Rent Period 5	$38.64	$2,034,589.20	$169,549.10
Rent Period 6	$39.61	$2,085,664.55	$173,805.38
Rent Period 7	$40.60	$2,137,793.00	$178,149.42
Rent Period 8	$41.62	$2,191,501.10	$182,625.09
Rent Period 9	$42.66	$2,246,262.30	$187,188.53
Rent Period 10	$43.73	$2,302,603.15	$191,883.60
Rent Period 11	$44.82	$2,359,997.10	$196,666.43
Rent Period 12	$45.94	$2,418,970.70	$201,580.89
Rent Period 13	$47.09	$2,479,523.95	$206,627.00
Rent Period 14	$48.27	$2,541,656.85	$211,804.74
Rent Period 15 – End of Initial Term	$49.48	$2,605,369.40	$217,114.12

With respect to the Lower Level Space only:

TIME PERIOD	FIXED RENT PER R.S.F. OF LOWER LEVEL SPACE	ANNUALIZED FIXED RENT	MONTHLY INSTALLMENT
Commencement Date – end of Abatement Period	$0.00	$0.00	$0.00
Fixed Rent Start Date – end of Rent Period 1	$17.50	$120,032.50	$10,002.71
Rent Period 2	$17.94	$123,050.46	$10,254.21
Rent Period 3	$18.39	$126,137.01	$10,511.42
Rent Period 4	$18.85	$129,292.15	$10,774.35
Rent Period 5	$19.32	$132,515.88	$11,042.99
Rent Period 6	$19.80	$135,808.20	$11,317.35
Rent Period 7	$20.30	$139,237.70	$11,603.14
Rent Period 8	$20.81	$142,735.79	$11,894.65
Rent Period 9	$21.33	$146,302.47	$12,191.87
Rent Period 10	$21.86	$149,937.74	$12,494.81
Rent Period 11	$22.41	$153,710.19	$12,809.18
Rent Period 12	$22.97	$157,551.23	$13,129.27
Rent Period 13	$23.54	$161,460.86	$13,455.07
Rent Period 14	$24.13	$165,507.67	$13,792.31
Rent Period 15 – End of Initial Term	$24.73	$169,623.07	$14,135.26

With respect to Suite 300 only:

TIME PERIOD	FIXED RENT PER R.S.F. OF SUITE 300	ANNUALIZED FIXED RENT	MONTHLY INSTALLMENT
Suite 300 Abatement Period (if any)	$0.00	$0.00	$0.00
Suite 300 Rent Commencement Date – end of Rent Period 2	$35.88	$1,727,801.40	$143,983.45
Rent Period 3	$36.78	$1,771,140.90	$147,595.08
Rent Period 4	$37.70	$1,815,443.50	$151,286.96
Rent Period 5	$38.64	$1,860,709.20	$155,059.10
Rent Period 6	$39.61	$1,907,419.55	$158,951.63
Rent Period 7	$40.60	$1,955,093.00	$162,924.42
Rent Period 8	$41.62	$2,004,211.10	$167,017.59
Rent Period 9	$42.66	$2,054,292.30	$171,191.03
Rent Period 10	$43.73	$2,105,818.15	$175,484.85
Rent Period 11	$44.82	$2,158,307.10	$179,858.93
Rent Period 12	$45.94	$2,212,240.70	$184,353.39
Rent Period 13	$47.09	$2,267,618.95	$188,968.25
Rent Period 14	$48.27	$2,324,441.85	$193,703.49
Rent Period 15 – End of Initial Term	$49.48	$2,382,709.40	$198,559.12

(k)    “Fixed Rent Start Date” means the day immediately following the end of the Abatement Period.

(l)    “Initial Term” means the period commencing on the Commencement Date, and ending at 11:59 p.m. on: (i) if the Commencement Date is the first day of a calendar month, the day immediately prior to the 187-month anniversary of the Commencement Date; or (ii) if the Commencement Date is not the first day of a calendar month, the last day of the calendar month containing the 187-month anniversary of the Commencement Date.

(m)    “Laws” means federal, state, county, and local governmental and municipal laws, statutes, ordinances, rules, regulations, codes, decrees, orders, and other such requirements, and decisions by courts in cases where such decisions are considered binding precedents in the state or commonwealth in which the Premises are located (“State”), and decisions of federal courts applying the laws of the State, including without limitation Title III of the Americans with Disabilities Act of 1990, 42 U.S.C. §12181 et seq. and its regulations.

(n)    “Lower Level Space” means the following suites in the Building, which are deemed to contain 6,859 rentable square feet in the aggregate and are shown on Exhibit A attached hereto: (i) Suite 016, which is deemed to contain 1,684 rentable square feet; and (ii) Suite 026, which is deemed to contain 5,175 rentable square feet.

(o)    “Premises” means, collectively, the Lower Level Space and Suite 200, and, from and after Suite 300 Commencement Date (as defined in Section 2(b) below), Suite 300.

(p)    “Project” means the Building, together with the parcel of land upon which the Building is located, and all Common Areas.

(q)    “Rent” means Fixed Rent and Additional Rent. Landlord may apply payments received from Tenant to any obligations of Tenant then due and owing without regard to any contrary Tenant instructions or requests.

Additional Rent shall be paid by Tenant in the same manner as Fixed Rent, without setoff, deduction, or counterclaim, except as otherwise expressly set forth in this Lease.

(r)    “Rent Period” means, with respect to the first Rent Period, the period that begins on the Commencement Date and ends on the last day of the calendar month preceding the month in which the first anniversary of the Commencement Date occurs; thereafter each succeeding Rent Period shall commence on the day following the end of the preceding Rent Period, and shall extend for 12 consecutive months, except for Rent Period 15 which ends on the last day of the Initial Term.

(s)    “Suite 200” means Suite 200 in the Building, as shown on Exhibit A attached hereto, which is deemed to contain 52,655 rentable square feet.

(t)     “Suite 300” means Suite 300 in the Building, as shown on Exhibit A attached hereto, which is deemed to contain 48,155 rentable square feet.

(u)    “Tenant’s NAICS Code” means Tenant’s 6-digit North American Industry Classification number under the North American Industry Classification System as promulgated by the Executive Office of the President, Office of Management and Budget, which is 541711.

(v)    “Term” means the Initial Term together with any extension of the term of this Lease either pursuant to the express terms of this Lease or as otherwise agreed to by the parties in writing.

2.PREMISES.

(a)    Landlord leases to Tenant, and Tenant leases from Landlord, the Premises for the Term subject to the terms and conditions of this Lease. Tenant accepts the Premises in their “AS IS”, “WHERE IS”, “WITH ALL FAULTS” condition except that Landlord shall: (i) provide Tenant with the Improvement Allowance (as defined in and pursuant to Exhibit C); (ii) provide Tenant with the Restroom Improvement Allowance (as defined in and pursuant to Exhibit C); (iii) perform any and all such additional repairs, maintenance, or replacements, if any, necessary to cause the Building and the Building’s structural, roof, electrical, mechanical, plumbing, and fire and life safety systems to be in good and proper working order and in full compliance with all applicable Laws as of the Delivery Date or, so long as Tenant’s legal occupancy of the Premises for the Permitted Use is not delayed, then in a timely manner (“Landlord’s Warranty Work”); and (iv) reimburse Tenant upon thirty (30) days’ invoice (together with reasonable supporting documentation and lien waivers) for costs incurred by Tenant in correcting and/or addressing material unexpected deficiencies related to Landlord’s Warranty Work in the Building and Premises discovered by Tenant in the planning and performance of the Leasehold Improvements (as defined in and pursuant to Exhibit C) and in all cases for additional costs incurred by Tenant with respect to demolition, remediation, and disposal of Hazardous Materials located within the Building or Premises during completion of the Leasehold Improvements and any initial leasehold improvements to the garden level or the fourth floor pursuant to Section 26 and 27, including, but not limited to, asbestos containing materials such as floor tile and mastic. Notwithstanding the foregoing, with respect to the removal of asbestos containing materials by Tenant during completion of the Leasehold Improvements and any initial leasehold improvements to the garden level or the fourth floor pursuant to Sections 26 or 27, Landlord and Tenant shall split equally all costs incurred by Tenant relating to the demolition, remediation and disposal of asbestos containing materials located within the Building or Premises during completion of the Leasehold Improvements or any initial leasehold improvements to the garden level or the fourth floor pursuant to Sections 26 or 27, provided if the total costs exceed $600,000 per floor (such that Tenant’s share of such costs would exceed $300,000 per floor), in addition to Landlord’s obligation to reimburse Tenant for the first $300,000 of such costs per floor (as Landlord’s 50% share of such costs), Landlord shall also pay 100% of any costs in excess of $600,000 per floor. On the Delivery Date, Landlord shall deliver possession of the Premises to Tenant for Tenant’s completion of the Leasehold Improvements. Landlord shall cooperate and coordinate the performance and scheduling of Landlord’s Warranty Work such that Landlord does not unreasonably interfere with, or delay, Tenant’s performance of the Leasehold Improvements.

(b)    The Term for Suite 300 commences on the date (“Suite 300 Commencement Date”) that is the earliest of: (i) the date on which Tenant first conducts any business in all or any portion of Suite 300; (ii) Substantial

Completion of the Leasehold Improvements in Suite 300; or (ii) the Suite 300 Rent Commencement Date, and ends on the Expiration Date. The “Suite 300 Rent Commencement Date” means June 1, 2020; provided, however, the Suite 300 Rent Commencement Date shall be pushed back on a day-for-day basis for: (i) each day (if any) that Substantial Completion of the Leasehold Improvements in Suite 300 is delayed due to a Force Majeure Event or Landlord Delay (as defined in Exhibit C); and (ii) each day (if any) that the Suite 300 Delivery Date is delayed beyond May 1, 2019. The “Suite 300 Delivery Date” means the date that Landlord delivers possession of Suite 300 to Tenant in the condition Landlord is required to deliver the Lower Level Premises and Suite 200 to Tenant. The terms of Section 2(a) of this Lease shall apply with respect to the delivery of Suite 300 to Tenant. “Third Floor Space Abatement Period” means the period, if the Suite 300 Commencement Date occurs prior to the Suite 300 Rent Commencement Date, commencing on the Suite 300 Commencement Date and ending on the day prior to the Suite 300 Rent Commencement Date. During the Suite 300 Abatement Period (if any), no Fixed Rent is due or payable with respect to Suite 300, but Tenant shall pay to Landlord: (i) Tenant’s Share of Operating Expenses with respect to Suite 300; (ii) utilities as set forth in Section 6; and (ii) use and occupancy taxes with respect to Suite 300.

3.TERM; RENTABLE AREA. The Term shall commence on the Commencement Date. The terms and provisions of this Lease are binding on the parties upon Tenant’s and Landlord’s execution of this Lease notwithstanding a later Commencement Date for the Term. The rentable area of the Premises and the Building shall be deemed to be as stated in Section 1. By the Confirmation of Lease Term substantially in the form of Exhibit B attached hereto (“COLT”), Landlord shall notify Tenant of the Commencement Date, rentable square footage of the Premises and all other matters stated therein. The COLT shall be conclusive and binding on Tenant as to all matters set forth therein unless, within 15 days following delivery of the COLT to Tenant, Tenant contests any of the matters contained therein by notifying Landlord in writing of Tenant’s objections.

4.FIXED RENT; LATE FEE.

(a)Tenant covenants and agrees, except as otherwise expressly set forth in this Lease, to pay to Landlord during the Term, without notice, demand, setoff, deduction, or counterclaim, Fixed Rent in the amounts set forth in Section 1. The Monthly Installment of Fixed Rent, the monthly amount of Estimated Operating Expenses as set forth in Section 5, and any estimated amount of utilities as set forth in Section 6, shall be payable to Landlord in advance on or before the first day of each month of the Term. If the Fixed Rent Start Date is not the first day of a calendar month, then the Fixed Rent due for the partial month commencing on the Fixed Rent Start Date shall be prorated based on the number of days in such month. All Rent payments shall be made by electronic funds transfer as follows (or as otherwise directed in writing by Landlord to Tenant from time to time): (i) ACH debit of funds, provided Tenant shall first complete Landlord’s then-current forms authorizing Landlord to automatically debit Tenant’s bank account; or (ii) ACH credit of immediately available funds to an account designated by Landlord. “ACH” means Automated Clearing House network or similar system designated by Landlord. All Rent payments shall include the Building number and the Lease number, which numbers will be provided to Tenant in the COLT.

(b)Contemporaneously with Tenant’s execution and delivery of this Lease, Tenant shall pay to Landlord the monthly Fixed Rent for the first full calendar month after the Abatement Period.

(c)If Landlord does not receive the full payment from Tenant of any Rent when due under this Lease (without regard to any notice and/or cure period to which Tenant might be entitled), Tenant shall also pay to Landlord as Additional Rent a late fee in the amount of 5% of such overdue amount. Notwithstanding the foregoing, upon Tenant’s written request, Landlord shall waive the above-referenced late fee 1 time during any 12 consecutive months of the Term provided Tenant makes the required payment within 3 business days after receipt of notice of such late payment. With respect to any Rent payment (whether it be by check, ACH/wire, or other method) that is returned unpaid for any reason, Landlord shall have the right to assess a fee to Tenant as Additional Rent, which fee is currently $40.00 per returned payment.

5.OPERATING EXPENSES.

(a)    Certain Definitions.

(i)    “Janitorial Expenses” means all costs associated with trash and garbage removal, recycling, cleaning, and sanitizing the Building, including the Premises and the items of work set forth in Exhibit D attached hereto.

(ii)    “Operating Expenses” means collectively Project Expenses, Janitorial Expenses, and Taxes.

(iii)    “Project Expenses” means all costs and expenses paid, incurred, or accrued by Landlord in connection with the maintenance, operation, repair, and replacement of the Project including, without limitation: a management fee not to exceed 5% of gross rents from the Project; all costs associated with the removal of snow and ice from the Project; property management office rent; security measures; transportation program costs; capital expenditures, repairs, and replacements, if such capital expenditures, repairs and replacements are (x) required to comply with any applicable Laws that first came into effect after the Commencement Date, or are amended, become effective, or are interpreted differently after the Commencement Date or (y) intended to reduce other Project Expenses, and only if and to the extent of any actual savings resulting therefrom; and such capital expenditures, repairs and replacements shall constitute Project Expenses, only to the extent of the amortized costs of such capital item over the useful life of the improvement as reasonably determined by Landlord or, if greater, the actual savings created by such capital item for each year of the Term; concierge costs; all insurance premiums and deductibles paid or payable by Landlord with respect to the Project; and the cost of providing those services required to be furnished by Landlord under this Lease. Notwithstanding the foregoing, “Project Expenses” shall not include any of the following: (A) repairs or other work occasioned by fire, windstorm, or other insured casualty or by the exercise of the right of eminent domain to the extent Landlord actually receives insurance proceeds or condemnation awards therefor; (B) leasing commissions, accountants’, consultants’, auditors or attorneys’ fees, costs and disbursements and other expenses incurred in connection with negotiations or disputes with other tenants or prospective tenants or other occupants, or associated with the enforcement of any other leases or the defense of Landlord’s title to or interest in the real property or any part thereof; (C) costs incurred by Landlord in connection with the original construction of the Building and related facilities; (D) costs (including permit, licenses and inspection fees) incurred in renovating or otherwise improving or decorating, painting, or redecorating leased space for other tenants or other occupants or vacant space; (E) interest on debt or amortization payments on any mortgage or deeds of trust or any other borrowings and any ground rent; (F) any compensation paid to clerks, attendants or other persons in commercial concessions operated by Landlord; (G) any fines or fees for Landlord’s failure to comply with Laws; (H) legal, accounting, and other expenses related to Landlord’s financing, refinancing, mortgaging, or selling the Building or the Project; (I) any increase in an insurance premium caused by the non-general office use, occupancy or act of another tenant; (J) costs for sculpture, decorations, painting or other objects of art in excess of amounts typically spent for such items in office buildings of comparable quality in the competitive area of the Building; (K) cost of any political, charitable, or civic contribution or donation; (L) reserves for repairs, maintenance, and replacements; (M) Taxes; (N) cost of utilities directly metered or submetered to Building tenants and paid separately by such tenants; (O) fines, interest, penalties, or liens arising by reason of Landlord’s failure to pay any Project Expenses when due, except that Project Expenses shall include interest or similar charges if the collecting authority permits such Project Expenses to be paid in installments with interest thereon, such payments are not considered overdue by such authority and Landlord pays the Project Expenses in such installments; (P) costs and expenses associated with hazardous waste or hazardous substances not generated or brought to the Project by Tenant or its agents including but not limited to the cleanup of such hazardous waste or hazardous substances and the costs of any litigation (including, but not limited to reasonable attorneys’ fees) arising out of the discovery of such hazardous waste or hazardous substances; (Q) the portion of any wages, salaries, fees, or fringe benefits paid to personnel above the level of regional property manager; (R) costs of extraordinary services provided to tenants of the Building or services to which Tenant is not entitled (including, without limitation, costs specially billed to and paid by specific tenants); (S) all costs relating to activities for the solicitation and execution of leases of space in the Building, including legal fees, real estate brokers’ commissions, expenses, fees, and advertising, moving expenses, design fees, rental concessions, rental credits, tenant improvement allowances, lease assumptions or any other cost and expenses incurred in the connection with the leasing of any space in the Building; (T) costs representing an amount paid to an affiliate of Landlord (exclusive of any management fee permitted under the Operating Expense inclusions) to the extent in excess of market rates for comparable services if rendered by unrelated third parties; (U) costs arising from Landlord’s default under this Lease or any other lease for space in the Building; (V) costs of selling the Project or any portion thereof or interest therein; (W) costs or expenses arising from the gross negligence or willful misconduct of Landlord or its agents or employees; (X) costs incurred to remedy, repair, or otherwise correct violations of Laws that exist on the Commencement Date; (Y) ground rents or rentals payable by Landlord pursuant to any over-lease; (Z) cost of any HVAC, janitorial or other services provided to tenants on an extra cost basis after regular business hours; (AA) with the exception of the cafeteria and fitness facility, cost of installing, operating and maintaining any specialty service not available to Tenant, such as an observatory, broadcasting facilities, child or daycare; (BB) cost of correcting defects in the design, construction or equipment of, or latent defects in, the Building or the Project; (CC) cost of any work or services performed for any facility other than the Building; (DD) any cost of painting or decorating any interior parts of the Building other than common areas; (EE) costs of relamping all light fixtures in non-public areas of the Building including, without limitation, labor materials for light tubes, bulbs, starters, ballasts and their equivalents; (FF) cost of initial cleaning and rubbish removal from the Building to be performed before final completion of the Building or tenant space; (GG) cost of initial landscaping of the Project; (HH) except as expressly provided above, cost of any item that, under generally accepted accounting principles, is properly classified as capital expenses; (II) lease payments for rental equipment (other than equipment for which depreciation is properly charged as an expense) that would constitute a capital expenditure if the equipment were purchased; (JJ) cost of the initial stock of tools and equipment for operation, repair, and maintenance of the Building or the Project; (KK) cost of acquiring, securing cleaning or maintaining sculptures, paintings and other works of art in excess of class A standards or not required by applicable Laws; (LL) direct costs or allocable costs (such as real estate taxes) associated with parking operations if there is a separate charge to Tenant, other than tenants or the public for parking; (MM) all other items for which another party compensates or pays so that Landlord shall not recover any item of cost more than once; (NN) costs of mitigation or impact fees or subsidies (however characterized), imposed or incurred prior to the date of the Lease or imposed or incurred solely as a result of another tenant’s or tenants’ use of the Building or their respective premises; (OO) costs associated with the initial construction of Drexel Square; or (PP) except as expressly set forth above, any charge for depreciation. Landlord shall not collect or be entitled to collect Operating Expenses from all of its tenants an amount in excess of 100% of the Operating Expenses actually incurred by Landlord. “Drexel Square” means the Park Easement (and commonly referred to as Drexel Square) as defined in the Declaration of Easements, Covenants and Restrictions dated October 11, 2017.

(iv)    “Taxes” means all taxes, assessments, and other governmental charges, including without limitation business improvement district charges, improvement contributions paid to business improvement districts or similar organizations, and special assessments for public improvements or traffic districts, that are levied or assessed against, or with respect to the ownership of, all or any portion of the Project during the Term or, if levied or assessed prior to the Term, are properly allocable to the Term, business property operating license charges, and reasonable real estate tax appeal expenditures incurred by Landlord. “Taxes” shall not include: (i) any inheritance, estate, succession, transfer, gift, franchise, corporation, net income or profit tax or capital levy that is or may be imposed upon Landlord; or (ii) any transfer tax or recording charge resulting from a transfer of the Building or the Project; provided, however, if at any time during the Term the method of taxation prevailing at the commencement of the Term shall be altered such that in lieu of or as a substitute in whole or in part for any Taxes now levied, assessed or imposed on real estate there shall be levied, assessed or imposed: (A) a tax on the rents received from such real estate; or (B) a license fee measured by the rents receivable by Landlord from the Premises or any portion thereof; or (C) a tax or license fee imposed upon the Premises or any portion thereof, then the same shall be included in Taxes. Tenant may not file or participate in any Tax appeals for any tax lot in the Project; provided that Landlord shall engage professionals to biennially review the Taxes and Landlord shall exercise prudent business judgment in deciding to appeal and pursue appeals of Taxes. Further, “Taxes” shall not include any sales, use, use and occupancy, transaction privilege, gross receipts, or other excise tax that may at any time be levied or imposed upon Tenant, or measured by any amount payable by Tenant under this Lease, whether such tax exists on the date of this Lease or is adopted hereafter (collectively, “Other Taxes”). As Additional Rent, Tenant shall pay all Other Taxes monthly or otherwise when due, whether collected by Landlord or collected directly by the applicable governmental agency.

(v)    “Tenant’s Share” means the rentable square footage of the Premises divided by the rentable square footage of the Building on the date of calculation, which on the date of this Lease is stipulated to be 21.05% (and which shall be recalculated as of the Suite 300 Commencement Date). Tenant’s Share will change during the Term if the rentable square footage of the Premises and/or the Building changes.

(b)    Commencing on the Commencement Date and continuing thereafter during the Term, Tenant shall pay to Landlord in advance on a monthly basis, payable pursuant to Section 5(c) below, Tenant’s Share of Operating

Expenses. To the extent that any Operating Expenses are incurred by Landlord (or Landlord’s affiliate(s)) for multiple buildings or uses, Landlord shall allocate such Operating Expenses to the Building on a commercially reasonable basis. If the Building is operated as part of a complex of buildings or in conjunction with other buildings or parcels of land, then Landlord may prorate the common expenses and costs with respect to each such building or parcel of land in such manner as Landlord, in its sole but reasonable judgment, shall determine. Landlord shall calculate Operating Expenses using generally accepted accounting principles, and may allocate certain categories of Operating Expenses to the applicable tenants on a commercially reasonable basis. Notwithstanding anything herein to the contrary, Operating Expenses associated with the repair, maintenance, replacement or operation of the Park shall be allocated among the buildings comprising Schuylkill Yards from time to time and Tenant’s Share of such costs shall be the rentable square footage of the Premises divided by the rentable square footage of all buildings in Schuylkill Yards, which shall be adjusted from time to time. “Schuylkill Yards” has the same meaning as such term in the Declaration of Easements, Covenants and Restrictions dated October 11, 2017. The “Park” is the park in Schuylkill Yards.

(c)    For each calendar year (or portion thereof) for which Tenant has an obligation to pay any Operating Expenses, Landlord shall send to Tenant a statement of the monthly amount of projected Operating Expenses due from Tenant for such calendar year (“Estimated Operating Expenses”), and Tenant shall pay to Landlord such monthly amount of Estimated Operating Expenses as provided in Section 5(b), without further notice, demand, setoff, deduction, or counterclaim, except as otherwise expressly set forth in this Lease. As soon as administratively available after each calendar year but no later than 150 days following the end of such calendar year, Landlord shall send to Tenant a reconciliation statement of the actual Operating Expenses for the prior calendar year (“Reconciliation Statement”). If the amount actually paid by Tenant as Estimated Operating Expenses exceeds the amount due per the Reconciliation Statement, Tenant shall receive a credit in an amount equal to the overpayment, which credit shall be applied towards future Rent until fully credited. If the credit exceeds the aggregate future Rent owed by Tenant, and there is no Event of Default, Landlord shall pay the excess amount to Tenant within 30 days after delivery of the Reconciliation Statement. If Landlord has undercharged Tenant, then Landlord shall send Tenant an invoice setting forth the additional amount due, which amount shall be paid in full by Tenant within 30 days after receipt of such invoice.

(d)    If, during the Term, less than 95% of the rentable area of the Building is or was occupied by tenants, Project Expenses, Janitorial Expenses, and Project Utility Costs (other than metered electric costs separately billed to a tenant) shall be deemed for such year to be an amount equal to the costs that would have been incurred had the occupancy of the Building been at least 95% throughout such year, as reasonably determined by Landlord and taking into account that certain expenses fluctuate with the Building’s occupancy level (e.g., Janitorial Expenses) and certain expenses do not so fluctuate (e.g., landscaping). In addition, if Landlord is not obligated or otherwise does not offer to furnish an item or a service to a particular tenant or portion of the Building (e.g., if a tenant separately contracts with an office cleaning firm to clean such tenant’s premises) and the cost of such item or service would otherwise be included in Project Expenses, Janitorial Expenses, and/or Project Utility Costs, Landlord shall equitably adjust the Project Expenses, Janitorial Expenses, or Project Utility Costs so the cost of the item or service is shared only by tenants actually receiving such item or service. All payment calculations under this Section shall be prorated for any partial calendar years during the Term and all calculations shall be based upon Project Expenses, Janitorial Expenses, and Project Utility Costs as grossed-up in accordance with the terms of this Lease. Tenant’s obligations under this Section shall survive the Expiration Date.

(e)    If Landlord or any affiliate of Landlord has elected to qualify as a real estate investment trust (“REIT”), any service required or permitted to be performed by Landlord pursuant to this Lease, the charge or cost of which may be treated as impermissible tenant service income under the laws governing a REIT, may be performed by an independent contractor of Landlord, Landlord’s property manager, or a taxable REIT subsidiary that is affiliated with either Landlord or Landlord’s property manager (each, a “Service Provider”). If Tenant is subject to a charge under this Lease for any such service, then at Landlord’s direction Tenant shall pay the charge for such service either to Landlord for further payment to the Service Provider or directly to the Service Provider and, in either case: (a) Landlord shall credit such payment against any charge for such service made by Landlord to Tenant under this Lease; and (b) Tenant’s payment of the Service Provider shall not relieve Landlord from any obligation under this Lease concerning the provisions of such services.

(f)    Provided there is no outstanding Event of Default by Tenant under this Lease, Tenant shall have the right, at its sole cost and expense, to cause Landlord’s records related to a Reconciliation Statement to be audited provided: (i) Tenant provides notice of its intent to audit such Reconciliation Statement within 120 days after receipt of the Reconciliation Statement; (ii) the audit is performed by a certified public accountant that has not been retained on a contingency basis or other basis where its compensation relates to the cost savings of Tenant; (iii) any such audit may not occur more frequently than once during each 12-month period of the Term, nor apply to any year prior to the year of the then-current Reconciliation Statement being reviewed; (iv) the audit is completed within 2 months after the date that Landlord makes all of the necessary and applicable records available to Tenant or Tenant’s auditor; (v) the contents of Landlord’s records shall be kept confidential by Tenant, its auditor, and its other professional advisors, other than as required by applicable Law, or in the event of a judicial proceeding, but solely limited to information that is required to be disclosed in the judicial proceeding; and (vi) if Tenant’s auditor determines that an overpayment is due Tenant, Tenant’s auditor shall produce a detailed report addressed to both Landlord and Tenant, which report shall be delivered within 30 days after Tenant’s auditor’s completion of the audit. During completion of Tenant’s audit, Tenant shall nonetheless timely pay all of Tenant’s Share of Operating Expenses without setoff or deduction. If Tenant’s audit report discloses any discrepancy, Landlord and Tenant shall use good faith efforts to resolve the dispute. If the parties are unable to reach agreement within 20 days after Landlord’s receipt of the audit report, Tenant shall have the right to refer the matter to a mutually acceptable independent certified public accountant, who shall work in good faith with Landlord and Tenant to resolve the discrepancy; provided if Tenant does not do so within such 20-day period, Landlord’s calculations and the Reconciliation Statement at issue shall be deemed final and accepted by Tenant. The fees and costs of such independent accountant to which such dispute is referred shall be borne by the unsuccessful party. Within 30 days after resolution of the dispute, whether by agreement of the parties or a final decision of an independent accountant, Landlord shall pay or credit to Tenant, or Tenant shall pay to Landlord, as the case may be, all unpaid Operating Expenses due and owing, and if it is determined that Tenant was overcharged by more than 5% of the amount of Tenant’s Share of the Project Expenses for such year, Landlord shall reimburse Tenant the actual, reasonable cost of Tenant’s audit (including legal and accounting costs), not to exceed $5,000.
6.UTILITIES.

(a)Commencing on the Commencement Date, and continuing throughout the Term, Tenant shall pay for utility services as follows without setoff, deduction, or counterclaim (except as otherwise expressly set forth in this Lease): (i) Tenant shall pay directly to the applicable utility service provider for any utilities that are separately metered to the Premises; (ii) Tenant shall pay Landlord for any utilities that are separately submetered to the Premises based upon Tenant’s submetered usage, as well as for any maintenance and replacement costs associated with such submeters (provided such replacement costs shall only apply to submeters utilized to measure Tenant’s supplemental HVAC); (iii) Tenant shall pay Landlord for its proportionate share of any utilities serving the Premises that are not separately metered or submetered based upon its share of the area served by the applicable meter or submeter; and (iv) Tenant shall pay Landlord for Tenant’s Share of all utilities serving the Project, excluding the costs of utilities that are directly metered or submetered to Building tenants or paid separately by such tenants (“Project Utility Costs”). As of the date hereof, to Landlord’s actual knowledge, but without prejudice to Landlord’s right to make modifications from time to time:

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Electric for the lights and plugs of the Premises is currently separately submetered. As part of the Leasehold Improvements, Tenant shall install submeters to measure its electric usage associated with HVAC for both office and lab space, as well as for any steam and chilled water usage.

Notwithstanding anything to the contrary in this Lease, Landlord shall have the right to install meters, submeters, or other energy-reducing systems in the Premises at any time to measure any or all utilities serving the Premises, the costs of which shall be included in Project Expenses. For those utilities set forth in subsections (ii) – (iv) above, Landlord shall have the right to either invoice Tenant for such utilities separately as Additional Rent, or include such utilities in amounts due as Operating Expenses. Landlord shall have the right to reasonably estimate the utility charge, which estimated amount shall be payable to Landlord within 30 days after receipt of an invoice therefor and may be included along with the invoice for Project Expenses, provided Landlord shall be required to reconcile on an annual basis based on utility invoices received for such period. The cost of utilities payable by Tenant under this Section shall include all applicable taxes and Landlord’s then-current charges for reading the applicable meters, provided Landlord shall have the right to engage a third party to read the submeters, and Tenant shall reimburse Landlord for both the utilities consumed as evidenced by the meters plus the reasonable market costs for reading the meters within 30 days after receipt of an invoice therefor. Tenant shall pay such rates as Landlord may establish from time to time, which shall not be in excess of any applicable rates chargeable by Law, or in excess of the general service rate or other such rate that would apply to Tenant’s consumption if charged by the utility or municipality serving the Building or general area in which the Building is located. If Tenant fails to pay timely any direct-metered utility charges from the applicable utility provider, Landlord shall have the right but not the obligation to pay such charges on Tenant’s behalf and bill Tenant for such costs plus the Administrative Fee (as defined in Section 17), which amount shall be payable to Landlord as Additional Rent within 30 days after receipt of an invoice therefor.

(b)For any separately metered utilities, Landlord is hereby authorized to request and obtain, on behalf of Tenant, Tenant’s utility consumption data from the applicable utility provider for informational purposes and to enable Landlord to obtain full building Energy Star scoring for the Building. Landlord, with reasonable prior written notice to Tenant shall have the right to shut down the Building systems (including electricity and HVAC systems) for required maintenance, safety inspections, or any other reason, including without limitation in cases of emergency (for which notice shall be practicable under the circumstances). Landlord shall coordinate the scheduling of any maintenance and safety inspections with Tenant to provide ample time for Landlord and Tenant to minimize any interference with Tenant’s use and occupancy of the Premises and the operation of Tenant’s business therefrom. Landlord shall use commercially reasonable efforts to schedule routine maintenance that will materially and adversely interfere with Tenant’s operations to occur during non-Business Hours. Landlord shall not be liable for any interruption in providing any utility that Landlord is obligated to provide under this Lease, unless such interruption or delay: (i) renders the Premises or any material portion thereof untenantable for the normal conduct of Tenant’s business at the Premises, and Tenant has ceased using such untenantable portion, provided Tenant shall first endeavor to use any generator that serves the Premises or of which Tenant has the beneficial use; (ii) results from Landlord’s negligence or willful misconduct; and (iii) extends for a period longer than 3 consecutive days, in which case, Tenant’s obligation to pay Fixed Rent shall be abated with respect to the untenantable portion of the Premises that Tenant has ceased using for the period beginning on the 4th consecutive day after such conditions are met and ending on the earlier of: (A) the date Tenant recommences using the Premises or the applicable portion thereof; or (B) the date on which the service(s) is substantially restored. The rental abatement described above shall be Tenant’s sole remedy in the event of a utility interruption, and Tenant hereby waives any other rights against Landlord in connection therewith. Landlord shall have the right to change the utility providers to the Project at any time. In the event of a casualty or condemnation affecting the Building and/or the Premises, the terms of Sections 14 and 15, respectively, shall control over the provisions of this Section.

(c)If Landlord reasonably determines that: (i) Tenant exceeds the design conditions for the heating, ventilation, and air conditioning (“HVAC”) system serving the Premises, introduces into the Premises equipment that overloads such system, or causes such system to not adequately perform its proper functions; or (ii) the heavy concentration of personnel, motors, machines, or equipment used in the Premises, including telephone and computer equipment, or any other condition in the Premises caused by Tenant (for example, more than one shift per day or 24-hour use of the Premises), adversely affects the temperature or humidity otherwise maintained by such system, then Landlord shall notify Tenant in writing and Tenant shall have 30 days to remedy the situation to Landlord’s reasonable satisfaction. If Tenant fails to timely remedy the situation to Landlord’s reasonable satisfaction, Landlord shall have the right to install one or more supplemental air conditioning units in the Premises with the cost thereof, including the cost of installation, operation and maintenance, being payable by Tenant to Landlord within 30 days after Landlord’s written demand. Tenant shall not change or adjust any closed or sealed thermostat or other element of the HVAC system serving the Premises without Landlord’s express prior written consent. Landlord may install and operate meters or any other reasonable system for monitoring or estimating any services or utilities used by Tenant in excess of those required to be provided by Landlord (including a system for Landlord’s engineer reasonably to estimate any such excess usage). If such system indicates such excess services or utilities, Tenant shall pay Landlord’s reasonable charges for installing and operating such system and any supplementary air conditioning, ventilation, heat, electrical, or other systems or equipment (or adjustments or modifications to the existing Building systems and equipment), and Landlord’s reasonable charges for such amount of excess services or utilities used by Tenant. All supplemental HVAC systems and equipment serving the Premises (including without limitation Tenant’s Supplemental HVAC, as defined in Section 11(a) below) shall be separately metered to the Premises at Tenant’s cost, and Tenant shall be solely responsible for all electricity registered by, and the maintenance and replacement of, such meters. Landlord has no obligation to keep cool any of Tenant’s information technology equipment that is placed together in one room, on a rack, or in any similar manner (“IT Equipment”), and Tenant waives any claim against Landlord in connection with Tenant’s IT Equipment. Landlord shall have the option to require that the computer room and/or information technology closet in the Premises shall be separately submetered at Tenant’s expense, and Tenant shall pay Landlord for all electricity registered in such submeter. Within 1 month after written request, Tenant shall provide to Landlord electrical load information reasonably requested by Landlord with respect to any computer room and/or information technology closet in the Premises.

7.LANDLORD SERVICES.

(a)Subject to Tenant’s payment of Operating Expenses under Section 5 and utilities under Section 6, Landlord shall provide the following to the Premises 24 hours per day, 7 days per week during the entire Term: (i) HVAC service in the respective seasons during Business Hours in a manner consistent with the furnishing of same by other landlords of first class mixed use office and laboratory buildings in Philadelphia and providing a temperature range of 72º Fahrenheit (+/- 2 º); (ii) electricity for lighting and equipment for comparable mixed use office and laboratory buildings in the market in which the Project is located; (iii) water, sewer, and, to the extent applicable to the Building, gas service; (iv) steam during the period of October 15 through April 15 of each year during the Term; and (v) cleaning services meeting the minimum specifications set forth in Exhibit D attached hereto. Tenant, at Tenant’s expense, shall make arrangements with the applicable utility companies and public bodies to provide, in Tenant’s name, telephone, cable, and any other utility service not provided by Landlord that Tenant desires at the Premises.

(b)Landlord shall not be obligated to furnish any services, supplies, or utilities other than as set forth in this Lease; provided, however, upon Tenant’s prior request sent in accordance with Section 25(o) below, Landlord may furnish additional services, supplies, or utilities, in which case Tenant shall pay to Landlord, immediately upon demand, Landlord’s then-current charge for such additional services, supplies, or utilities, or Tenant’s pro rata share thereof, if applicable, as reasonably determined by Landlord.

(c)Notwithstanding anything to the contrary in this Lease, at its sole cost and expense Tenant shall cause all laboratory areas of the Premises to be cleaned and ensure the proper disposal of all Hazardous Materials in compliance with all applicable Laws, and Landlord shall have no responsibility for any of the foregoing.

8.USE; SIGNS; PARKING; COMMON AREAS.

(a)Tenant may use the Premises for general office use (non-medical) and storage incidental thereto, typical research and development use, and laboratory use for a pharmaceutical or biopharmaceutical company, and for no other purpose (“Permitted Use”). Tenant’s use of the Premises for the Permitted Use shall be subject to all applicable Laws, and to all reasonable requirements of the insurers of the Building. Tenant represents and warrants to Landlord, for informational purposes only, that Tenant’s current NAICS Code is set forth in Section 1 hereof, provided the foregoing shall not be construed in any manner as a restriction on the Permitted Use.

(b)Landlord shall provide Tenant with Building-standard identification signage on all Building lobby directories (to the extent installed by Landlord).

(c)Subject to the Building rules and regulations, Tenant shall have the nonexclusive right in common with others to use the Common Areas for their intended purposes. Not in limitation of the foregoing, Tenant shall have the right throughout the Term to obtain permits, up to a number equal to the Parking Permit Number (as defined below) for unreserved parking of standard-size automobiles of Tenant and its employees and business visitors within the Landlord Parking Facility (as defined below): (i) by entering from time to time into the parking garage operator’s standard agreement covering the use of parking spaces in such garage; (ii) upon the terms and subject to the conditions set forth in such agreements; and (iii) subject to Tenant’s monthly payment to such operator of its standard fee for the right to such parking spaces. To the extent not included in the fee (if any) charged for parking in the parking facility for the Building, Tenant shall be solely liable for all parking taxes (if any) imposed by the applicable governmental authority with respect to Tenant’s parking spaces. If Landlord elects (in its sole and absolute discretion) to operate the parking facility, Tenant shall pay Landlord such taxes within 15 days after receipt of an invoice therefor and Landlord shall then remit such taxes to the applicable governmental authority. If the parking facility is not operated by Landlord, Tenant shall pay the operator such taxes and the operator shall then remit such taxes to the applicable governmental authority. The “Landlord Parking Facility” means the parking garage or lot owned or controlled by Landlord or an affiliate of Landlord in University City, as determined by Landlord from time to time by written notice to Tenant, but in no event shall the Landlord Parking Facility be a distance from the Building that is greater than the distance from the garage at FMC Tower. The “Parking Permit Number” means 1 multiplied by the total rentable square footage of the Premises, and then divided by 2,500. Notwithstanding the foregoing, Landlord shall have the right, by written notice to Tenant, (i) to adjust the Parking Permit Number with respect to the rentable square footage of the Lower Level Space and Suite 200 after December 1, 2019 (the “First Parking Adjustment Date”) to equal Tenant’s average monthly utilization of the Landlord Parking Facility during the prior 12-month period of occupancy of the Premises (provided the First Parking Adjustment Date shall be pushed back on a day-for-day basis for each day that the Delivery Date is delayed beyond December 1, 2017); and (ii) to adjust the Parking Permit Number with respect to the rentable square footage of Suite 300 only after December 1, 2020 (the “Second Parking Adjustment Date”) to equal Tenant’s average monthly utilization of the Landlord Parking Facility with respect to Suite 300 only (i.e. exclude from Tenant’s average monthly utilization of the Landlord Parking Facility the Parking Permit Number determined in accordance with (i) above) during the prior 12-month period of occupancy of the Premises (provided the Second Parking Adjustment Date shall be pushed back on a day-for-day basis for each day that the Suite 300 Delivery Date is delayed beyond May 1, 2019). Notwithstanding anything herein to the contrary, if Tenant expands the Premises at any time during the Term, the Parking Permit Number shall increase in accordance with the ratio provided above with respect to the expansion space and Landlord shall have the right, by written notice to Tenant to adjust the Parking Permit Number with respect to such additional space on the date that is one (1) year following the date Tenant occupies the expanded space for the operation of Tenant’s business, to equal Tenant’s average monthly utilization of the Landlord Parking Facility with respect to such expanded space only during the prior 12-month period of occupancy of the Premises.

(d)Landlord shall have the right in its sole discretion to, from time to time, construct, maintain, operate, repair, close, limit, take out of service, alter, change, and modify all or any part of the Common Areas, provided, however, Landlord shall exercise such right in a commercially reasonable manner intended to minimize interference with Tenant’s use and occupancy of the Premises and the Common Areas, and to not adversely affect the number of parking spaces available for Tenant’s use. Landlord shall maintain the Common Areas in a manner consistent with the furnishing of same by other landlords of first class office buildings in Center City Philadelphia. Landlord, Landlord’s agents, contractors, and utility service providers shall have the right to install, use, and maintain ducts, pipes, wiring, and conduits in and through the Premises provided such use does not cause the usable area of the Premises to be reduced beyond a de minimis amount.

(e)Subject to Landlord’s security measures and Force Majeure Events (as defined in Section 25(g)), Landlord shall provide Tenant with access to the Building and, if applicable, passenger elevator service for use in common with others for access to and from the Premises 24 hours per day, 7 days per week, except during emergencies. Landlord shall have the right to limit the number of elevators (if any) to be operated during repairs and during non-Business Hours. During the Term, Landlord shall provide Tenant with access to the freight elevator(s) of the Building during Business Hours on a first-come, first-served basis at no charge for the delivery and handling of laboratory materials, consumable and hazardous materials and waste. Notwithstanding the foregoing, during construction of the Leasehold Improvements, Tenant shall have the right to use the Building freight elevators from 7:00 a.m. to 3:00 p.m. on a nonexclusive, first-come, first-served basis at no charge except if Landlord reasonably determines that it is necessary for Landlord, Landlord’s contractor, or Tenant’s contractor, to employ an operating engineer to manage such nonexclusive use of the freight elevator (currently at a charge of $125 per hour), then the costs incurred by Landlord will be shared equitably among users, without markup. Landlord acknowledges and agrees that Tenant shall be permitted to reserve the freight elevators (subject to the payment of Landlord’s actual costs incurred as hereinabove provided) in one (1)-hour increments.

(f)Provided all of the Monument Signage Conditions are fully satisfied, Landlord shall install a new monument sign (“Monument Sign”) at the Building and install a panel sign for Tenant (“Panel”) on the Monument Sign on or before December 31, 2018, subject to applicable Laws and satisfaction of all of the following terms and conditions: (i) the size and location and Tenant’s specifications and design of the Panel shall be subject to Landlord’s prior written consent and generally consistent with the aesthetic standards of the Building and compatible with the signage at Schuylkill Yards; (ii) Landlord shall obtain the Panel on Tenant’s behalf and at Tenant’s sole cost and expense at market rates; (iii) Landlord shall install the Panel, at Tenant’s sole cost and expense; (iv) Landlord shall maintain and repair the Monument Sign, the costs of which shall be proportionately paid by the tenants having panel signs on such Monument Sign; (v) Landlord shall maintain and repair the Panel, at Tenant’s sole cost and expense; (vi) if the Monument Sign is illuminated, Tenant shall pay its proportionate share of the costs of such illumination (equitably allocated in Landlord’s reasonable determination); and (vii) if the Panel requires replacement, such replacement shall be at Tenant’s sole cost and expense. The “Monument Signage Conditions” are that: (a) there has been no Event of Default which remains uncured; and (b) this Lease is in full force and effect. Prior to the Surrender Date (as defined in Section 18(a)), or immediately upon any of the Monument Signage Conditions no longer being satisfied, Landlord shall have the right, at Tenant’s sole but reasonable cost and expense, to remove the Panel and repair and restore the Monument Sign to its prior existing condition. With respect to clause (i) above, Landlord’s determination and selection of the size, location, specifications, and design of the Panel may take into account the necessity to reserve or reallocate space for signage for existing and future tenants of the Building and in furtherance of the foregoing, Landlord shall have the right to require that the Panel be replaced with a Panel of a different size, configuration, or design, from time to time, and the Panel’s placement on the Monument Sign may be equitably relocated on such sign by Landlord, from time to time based upon the relative sizes of the premises leased by the tenants with a panel on the Monument Sign. Tenant shall pay Landlord for all costs due under this paragraph as Additional Rent within 30 days after receipt of Landlord’s invoice therefor.

(g)To the extent permitted by applicable Laws, and provided all of the Exterior Signage Conditions are fully satisfied, the originally named Tenant shall have the nonexclusive right, at its sole cost and expense (including without limitation with respect to installation, maintenance, and removal), to place signage on one side of the exterior Building façade displaying Tenant’s corporate name and logo (“Exterior Signage”). The “Exterior Signage Conditions” are that: (a) the originally named Tenant is paying full Rent and Landlord is able to recognize revenue on a GAAP basis on at least 100% of the rentable area of the second, third and fourth floors of the Building; (b) there has been no Event of Default which remains uncured; and (c) this Lease is in full force and effect. Notwithstanding the foregoing, Tenant shall have the immediate right to install the Exterior Signage upon Tenant’s exercise of the Expansion Option or Tenant’s ROFO Notice with respect to the entire fourth floor of the Building. The Exterior Signage shall be subject to Landlord’s reasonable approval in writing as to the location, placement, color, size, design, construction, and architectural compatibility of the Exterior Signage with the exterior of the Building and the signage at Schuylkill Yards. Landlord’s approval of the Exterior Signage shall create no responsibility or liability on the part of Landlord for the completeness, design, or sufficiency thereof, or the compliance of the Exterior Signage with the requirements of applicable Laws. On or prior to the Surrender Date, or immediately if any of the Exterior Signage Conditions are no longer true, Tenant shall remove the Exterior Signage, at Tenant’s sole cost and expense, and restore and repair all parts of the Building affected by the installation or removal of the Exterior Signage, to the condition existing prior to its installation or to a condition reasonably acceptable to Landlord. Landlord shall have the right to remove the Exterior Signage at Tenant’s expense if Tenant fails to comply with the preceding sentence. Tenant understands and agrees that it is solely responsible to ensure the upkeep and condition of the Exterior Signage to its original status, normal wear and tear excepted. Specifically, any missing letters, whether by loss, destruction, wear, act of God, or otherwise, will be replaced at the full expense of Tenant and shall be repaired or replaced within 10 days after the occurrence of such deficiency. In addition to any other rights or remedies provided to Landlord in this Lease, if Tenant shall fail to complete such repair and/or replacement within such 10-day period, Landlord shall have the right, but not the obligation, to start to complete such repair and/or replacement at Tenant’s sole cost and expense, which sums shall constitute Additional Rent and be reimbursed by Tenant within 5 days following demand therefor by Landlord. Prior to constructing or installing the Exterior Signage, Tenant shall have obtained and must continue to maintain all permits and/or approvals required by applicable Laws with respect to the construction, installation, and maintenance of the Exterior Signage, and shall have provided Landlord with sufficient evidence of the existence of such permits and/or approvals and that the construction and installation of the Exterior Signage will comply in all respects with all applicable Laws. Tenant shall be solely responsible for ensuring that the Exterior Signage is in compliance with all present and future applicable Laws. Tenant, at its sole cost and expense, shall insure the Exterior Signage as part of Tenant’s Property, and shall also carry liability insurance with respect to the Exterior Signage. Tenant shall protect, defend, indemnify, and hold harmless Landlord and all Landlord Indemnitees (as defined in Section 13(a)) from and against any and all claims, damages, judgments, suits, causes of action, losses, liabilities, penalties, fines, expenses, and costs (including, without limitation, sums paid in settlement of claims, attorneys’ fees, consultant fees, and expert fees and court costs) arising out of or from or related to the construction, installation, maintenance, use, or removal of the Exterior Signage.

9.TENANT’S ALTERATIONS. Tenant shall not cut, drill into, or secure any fixture, apparatus, or equipment, or make alterations, improvements, or physical additions of any kind to any part of the Premises (collectively, “Alterations”) without first obtaining the written consent of Landlord, which consent shall not be unreasonably withheld, conditioned, or delayed. All Alterations shall be completed in compliance with all applicable Laws, and Landlord’s reasonable rules and regulations for construction, and sustainable guidelines and procedures. Notwithstanding the foregoing, Landlord’s consent shall not be required for any Alteration costing less than $75,000.00 in the aggregate per calendar year, and that: (i) is nonstructural; (ii) does not impact any of the Building systems, involve electrical work, require a building permit, or materially affect the air quality in the Building; and (iii) is not visible from outside of the Premises. Tenant shall be solely responsible for the installation and maintenance of its data, telecommunication, and security systems and wiring at the Premises, which shall be done in compliance with all applicable Laws, and Landlord’s reasonable rules and regulations. With respect to all improvements and Alterations made after the date hereof, other than those made by Landlord pursuant to the express provisions of this Lease, Tenant acknowledges that: (A) Tenant is not, under any circumstance, acting as the agent of Landlord; (B) Landlord did not cause or request such Alterations to be made; (C) Landlord has not ratified such work; and (D) Landlord did not authorize such Alterations within the meaning of applicable State statutes. Nothing in this Lease or in any consent to the making of Alterations or improvements shall be deemed or construed in any way as constituting a request by Landlord, express or implied, to any contractor, subcontractor, or supplier for the performance of any labor or the furnishing of any materials for the use or benefit of Landlord. Tenant shall not overload any floor or part thereof in the Premises or the Building, including any public corridors or elevators, by bringing in, placing, storing, installing or removing any large or heavy articles, and Landlord may prohibit, or may direct and control the location and size of, safes and all other heavy articles, and may require, at Tenant’s sole cost and expense, supplementary supports of such material and dimensions as Landlord may deem necessary to properly distribute the weight.

10.ASSIGNMENT AND SUBLETTING.

(a)Except as expressly permitted pursuant to Section 10(c), neither Tenant nor Tenant’s legal representatives or successors-in-interest by operation of law or otherwise, shall sell, assign, transfer, hypothecate, mortgage, encumber, grant concessions or licenses, sublet, or otherwise dispose of all or any interest in this Lease or the Premises, or permit any person or entity other than Tenant to occupy any portion of the Premises (each of the foregoing is a “Transfer” to a “Transferee”), without Landlord’s prior written consent, which consent shall not be unreasonably withheld, conditioned, or delayed. Any Transfer undertaken without Landlord’s prior written consent (other than pursuant to Section 10(c)) shall constitute an Event of Default and shall, at Landlord’s option, be void and/or terminate this Lease. For purposes of this Lease, a Transfer shall include, without limitation, any assignment by operation of law, and any merger, consolidation, or asset sale involving Tenant, any direct or indirect transfer of control of Tenant, and any transfer of a majority of the ownership interests in Tenant (other than through the ownership of voting securities listed on a recognized securities exchange). Consent by Landlord to any one Transfer shall be held to apply only to the specific Transfer authorized, and shall not be construed as a waiver of the duty of Tenant, or Tenant’s legal representatives or assigns, to obtain from Landlord consent to any other or subsequent Transfers pursuant to the foregoing, or as modifying or limiting the rights of Landlord under the foregoing covenant by Tenant.

(b)Without limiting the bases upon which Landlord may reasonably withhold its consent to a proposed Transfer, it shall not be unreasonable for Landlord to withhold its consent if: (i) the proposed Transferee shall have a net worth that is not acceptable to Landlord in Landlord’s reasonable discretion; (ii) the proposed Transferee, in Landlord’s reasonable opinion, is not reputable and of good character; (iii) the portion of the Premises requested to be subleased renders the balance of the Premises unleasable as a separate area; (iv) Tenant is proposing to Transfer to an existing tenant of the Building or another property owned by Landlord or Landlord’s affiliate(s), or to another prospect with whom Landlord or Landlord’s affiliate(s) are then negotiating in the market of which the Building is a part; or (v) the nature of such Transferee’s proposed business operation would or might reasonably violate the terms of this Lease or of any other lease for the Building (including any exclusivity provisions), or would, in Landlord’s reasonable judgment, otherwise be incompatible with other tenancies in the Building.

(c)Notwithstanding the foregoing, Tenant shall have the right without the prior consent of Landlord, but after at least 10 days’ prior written notice to Landlord, to make a Transfer to any Affiliate (as defined below), or an entity into which Tenant merges or that acquires substantially all of the assets or stock of Tenant (“Surviving Entity”) (the Surviving Entity or Affiliate are also referred to as a “Permitted Transferee”); provided: (i) Tenant delivers to Landlord the Transfer Information (as defined below); (ii) if the Lease will be Transferred to a Surviving Entity, the Surviving Entity shall have a tangible net worth at least equal to the net worth of Tenant on the date of this Lease; (iii) the originally named Tenant shall not be released or discharged from any liability under this Lease by reason of such Transfer; and (iv) if the Transfer is to an Affiliate, such Transferee shall remain an Affiliate throughout the Term and if such Transferee shall cease being an Affiliate, Tenant shall notify Landlord in writing of such change and such Transfer shall be deemed an Event of Default if Landlord’s consent thereto is not given in writing within 10 business days after such notification. An “Affiliate” means a corporation, limited liability company, partnership, or other registered entity, 50% or more of whose equity interest is owned by the same persons or entities owning 50% or more of Tenant’s equity interests, a subsidiary, or a parent entity.

(d)If at any time during the Term Tenant desires to complete a Transfer, Tenant shall give written notice to Landlord of such desire together with the Transfer Information. If: (i) Tenant desires to assign this Lease or to sublease the entire Premises other than pursuant to Section 10(c), Landlord shall have the right to accelerate the Expiration Date so that the Expiration Date shall be the date on which the proposed assignment or sublease would be effective; or (ii) Tenant desires to sublease less than the entire Premises other than to an Affiliate, Landlord shall have the right to accelerate the Expiration Date with respect to the portion of the Premises that Tenant proposes to sublease. If Landlord elects to accelerate the Expiration Date pursuant to this paragraph, Tenant shall have the right to rescind its request for Landlord’s consent to the proposed assignment or sublease by giving written notice of such rescission to Landlord within 10 days after Tenant’s receipt of Landlord’s acceleration election notice. If Tenant does not so rescind its request: (A) Tenant shall deliver the Premises or the applicable portion thereof to Landlord in the same condition as Tenant is, by the terms of this Lease, required to deliver the Premises to Landlord upon the Expiration Date; and (B) Fixed Rent and Tenant’s Share shall be reduced on a per rentable square foot basis for the area of the Premises that Tenant no longer leases. If Landlord elects to accelerate the Expiration Date for less than the entire Premises, the cost of erecting any demising walls, entrances, and entrance corridors, and any other improvements required in connection therewith shall be performed by Landlord, with the cost thereof being divided evenly between Landlord and Tenant.

(e)The “Transfer Information” means the following information: (i) a copy of the fully executed assignment and assumption agreement, or sublease agreement, as applicable (with respect to a Permitted Transfer, such agreement to be delivered to Landlord within 10 business days after the transaction closes and with respect to all other Transfers, such agreement shall be provided in draft form and shall not be executed, or the effectiveness of such agreement shall be conditioned upon the receipt of Landlord’s consent, until Landlord’s consent has been given); (ii) a copy of the then-current financials of the Transferee (either audited or certified by the chief financial officer of the Transferee) (except no financials shall be required for a Transfer to an Affiliate); (iii) a copy of the formation certificate and good standing certificate of the Transferee; and (iv) such other reasonably requested information by Landlord needed to confirm or determine Tenant’s compliance with the terms and conditions of this Section.

(f)Any sums or other economic consideration received by Tenant as a result of any Transfer (except rental or other payments received that are attributable to the amortization of the cost of leasehold improvements made to the transferred portion of the Premises by Tenant for the Transferee, and other reasonable expenses incident to the Transfer, including standard leasing commissions and attorneys’ fees) whether denominated rentals under the sublease or otherwise, that exceed, in the aggregate, the total sums which Tenant is obligated to pay Landlord under this Lease (prorated to reflect obligations allocable to that portion of the Premises subject to such Transfer) shall, at Landlord’s option, be divided evenly between Landlord and Tenant, with Landlord’s portion being payable to Landlord as Additional Rent without affecting or reducing any other obligation of Tenant hereunder. This subsection (f) shall not apply to any Permitted Transfers.

(g)Regardless of Landlord’s consent to a proposed Transfer, no Transfer shall release Tenant from Tenant’s obligations or alter Tenant’s primary liability to fully and timely pay all Rent when due from time to time under this Lease and to fully and timely perform all of Tenant’s other obligations under this Lease, and the originally named Tenant and all assignees shall be jointly and severally liable for all Tenant obligations under this Lease. The acceptance of rental by Landlord from any other person shall not be deemed to be a waiver by Landlord of any provision hereof. If a Transferee defaults in the performance of any of the terms of this Lease, Landlord may proceed directly against the originally named Tenant without the necessity of exhausting remedies against such Transferee. If there has been a Transfer and an Event of Default occurs, Landlord may collect Rent from the Transferee and apply the net amount collected to the Rent herein reserved; but no such collection shall be deemed a waiver of the provisions of this Section, an acceptance of such Transferee as tenant hereunder or a release of Tenant from further performance of the covenants herein contained.

11.REPAIRS AND MAINTENANCE.

(a)Except with respect to Landlord Repairs (as defined below), Tenant, at Tenant’s expense, shall keep and maintain the Premises in good order and condition including promptly making all repairs necessary to keep and maintain such in good order and condition. When used in this Lease, “repairs” shall include repairs and any reasonably necessary replacements. Tenant shall have the option of replacing lights, ballasts, tubes, ceiling tiles, outlets and similar equipment itself or advising Landlord of Tenant’s desire to have Landlord make such repairs, in which case Tenant shall pay to Landlord for such repairs at Landlord’s then-standard rate. To the extent that Tenant requests that Landlord make any other repairs that are Tenant’s obligation to make under this Lease, Landlord may elect to make such repairs on Tenant’s behalf, at Tenant’s expense, and Tenant shall pay to Landlord such expense along with the Administrative Fee. If Tenant shall have committed a monetary Event of Default under this Lease, Landlord may elect to require that Tenant prepay the amount of such repair. All repairs made by Landlord or Tenant shall utilize materials and equipment that are at least equal in quality, number, and usefulness to those originally used in constructing the Building and the Premises. In addition, Tenant shall maintain, at Tenant’s expense, Tenant’s Supplemental HVAC, Premises Hot Water Heaters, and/or Alterations in a clean and safe manner and in proper operating condition throughout the Term. “Tenant’s Supplemental HVAC” means any supplemental HVAC system serving the Premises (regardless of who installed it). “Premises Hot Water Heater” means any hot water heater serving the Premises (regardless of who installed it), including without limitation expansion tanks and any associated piping. Tenant shall maintain Tenant’s Supplemental HVAC under a service contract with a firm and upon such terms as may be reasonably satisfactory to Landlord, including inspection and maintenance on at least a semiannual basis, and provide Landlord with a copy thereof. Within 5 days after Landlord’s request, Tenant shall provide Landlord with evidence that such contract is in place. Tenant shall ensure that all Premises Hot Water Heaters have a working automatic water shut-off device. All repairs to the Building and/or the Project made necessary by reason of the installation, maintenance, and operation of Tenant’s Supplemental HVAC, Premises Hot Water Heaters, and Alterations shall be Tenant’s expense. In the event of an emergency, such as a burst waterline or act of God, Landlord shall have the right to make repairs for which Tenant is responsible hereunder (at Tenant’s cost) without giving Tenant prior notice, but in such case Landlord shall provide notice to Tenant as soon as practicable thereafter, and Landlord shall take commercially reasonable steps to minimize the costs incurred. Further, Landlord shall have the right to make repairs for which Tenant is responsible hereunder (at Tenant’s cost) with prior notice to Tenant if Landlord believes in its sole and absolute discretion that the repairs are necessary to prevent imminent harm or material damage to the Building, and Landlord shall take commercially reasonable steps to minimize the costs incurred.

(b)Landlord, at Landlord’s expense (except to the extent such expenses are includable in Project Expenses), shall make all necessary repairs to: (i) the footings and foundations and the structural elements of the Building; (ii) the roof of the Building; (iii) the HVAC, plumbing, elevators (if any), electric, fire protection and fire alert systems within the Building (except to the extent such systems are solely located within and solely serve the Premises), but specifically excluding Tenant’s Supplemental HVAC and Alterations; (iv) the Building exterior; and (v) the Common Areas (collectively, “Landlord Repairs”). Any provision of this Lease to the contrary notwithstanding, any repairs to the Project or any portion thereof made necessary by the negligent or willful act or omission of Tenant or any employee, agent, subtenant, contractor or invitee of Tenant shall be made at Tenant’s expense, subject to the waivers set forth in Section 12(c).

(c)If Landlord defaults in the performance of any of its maintenance or repair obligations under this Lease, Tenant may send to Landlord written notice thereof, which notice must identify with reasonable specificity the default and Tenant’s remedies under this paragraph (“Reminder Notice”). If Landlord fails to either: (a) dispute the existence of such default within 5 business days; or (b) cure such default within Landlord’s Cure Period, then Tenant will have all rights and remedies available at law or in equity for a landlord default. “Landlord’s Cure Period” means 30 days after Landlord’s receipt of a Reminder Notice, provided if cure cannot be reasonably effected by Landlord within such 30-day period, Landlord’s Cure Period includes such additional time as may be reasonably necessary for Landlord to cure, provided Landlord commences to cure within such 30-day period and diligently prosecutes such cure to completion.

(d)The parties agree it is in their mutual best interest that the Building and Premises be operated and maintained in a manner that is environmentally responsible, fiscally prudent, and provides a safe and productive work environment. Accordingly, Tenant shall use commercially reasonable efforts, at no additional cost to Tenant, to conduct its operations in the Building and within the Premises to: (1) minimize to the extent reasonably feasible: (i) direct and indirect energy consumption and greenhouse gas emissions; (ii) water consumption; (iii) the amount of material entering the waste stream; and (iv) negative impacts upon the indoor air quality of the Building; and (2) permit the Building to maintain its LEED rating and an Energy Star label, to the extent applicable. Landlord shall use commercially reasonable efforts to operate and maintain the Common Areas of the Building to: (1) minimize to the extent reasonably feasible: (i) direct and indirect energy consumption and greenhouse gas emissions; (ii) water consumption; (iii) the amount of material entering the waste stream; and (iv) negative impacts upon the indoor air quality of the Building; and (2) permit the Building to maintain its LEED rating and an Energy Star label, to the extent applicable, the costs of which shall be included in Project Expenses (except to the extent otherwise not permitted).

12.INSURANCE; SUBROGATION RIGHTS.

(a)Tenant, at Tenant’s expense, shall obtain and keep in force at all times as of the Commencement Date (or Tenant’s earlier accessing of the Premises) commercial general liability insurance including contractual liability and personal injury liability and all similar coverage, with a combined single limit of $3,000,000 on account of bodily injury to or death of one or more persons as the result of any one accident or disaster and on account of damage to property, or in such other amounts as Landlord may from time to time reasonably require, which shall be primary and noncontributory. Such limit can be achieved by a primary policy or a combination of primary and umbrella/excess policies. Tenant shall, at its sole cost and expense, maintain in full force and effect a policy of “special form” property insurance on Tenant’s Property for full replacement value and with coinsurance waived. “Tenant’s Property” means Tenant’s trade fixtures, equipment, personal property, and Specialty Alterations (as defined in Section 18(b)). Tenant shall neither have, nor make, any claim against Landlord for any loss or damage to Tenant’s Property, regardless of the cause of the loss or damage. Tenant shall require its movers to procure and deliver to Landlord a certificate of insurance naming Landlord as an additional insured. All liability insurance required hereunder shall name Tenant as insured, and Landlord, Landlord’s property manager, and Brandywine Realty Trust as additional insureds, and, if requested in writing by Landlord, shall also name any mortgagee or holder of any mortgage that may be or become a lien upon any part of the Premises as its interests may appear. Each additional insured shall be afforded coverage as broad as if this Lease had expressly covered the claim against the additional insured, and for the greater of the minimum amount called for by this Lease or Tenant’s actual policy limit. Prior to the Commencement Date, Tenant shall provide Landlord with certificates that evidence that all insurance coverages required under this Lease are in place for the policy periods. Tenant shall also furnish to Landlord and/or Landlord’s designated agent throughout the Term replacement certificates at least 5 days prior to the expiration dates of the then-current policy or policies or, upon request by Landlord and/or its agent from time to time, sufficient information to evidence that the insurance required under this Section is in full force and effect. All insurance required under this Lease shall be issued by an insurance company that has been in business for at least 5 years, is authorized to do business in the State, and has a financial rating of at least an A-X as rated in the most recent edition of Best’s Insurance Reports. The limits of any such required insurance shall not in any way limit Tenant’s liability under this Lease or otherwise. If Tenant fails to maintain such insurance and such failure continues for 5 days after written notice of such failure from Landlord, Landlord may, but shall not be required to, procure and maintain the same, at Tenant’s expense, which expense shall be reimbursed by Tenant as Additional Rent within 10 days after written demand. Any deductible under such insurance policy in excess of $25,000 shall be approved by Landlord in writing prior to the issuance of such policy. Tenant shall not self-insure without Landlord’s prior written consent.

(b)Landlord shall obtain and maintain the following insurance during the Term: (i) replacement cost insurance including “all risk” property insurance on the Building, including without limitation leasehold improvements (exclusive of Tenant’s Property); (ii) commercial general liability insurance (including bodily injury and property damage) covering Landlord’s operations at the Project in amounts reasonably required by Landlord or any Mortgagee (as defined in Section 16); and (iii) such other insurance as reasonably required by Landlord or any Mortgagee.

(c) Landlord and Tenant shall each procure an appropriate clause in or endorsement to any property insurance covering the Project or any portion thereof and personal property, fixtures, and equipment located therein, wherein the insurer waives subrogation and consents to a waiver of right of recovery pursuant to the terms of this paragraph. Both Landlord and Tenant agree to immediately give each insurance company which has issued to it policies of property insurance written notice of the terms of such mutual waivers and to cause such insurance policies to be properly endorsed, if necessary, to prevent the invalidation thereof by reason of such waivers. Notwithstanding anything to the contrary in this Lease, Landlord and Tenant hereby waive, and agree not to make, any claim against, or seek to recover from, the other for any loss or damage to its property or the property of others resulting from conditions to the extent of proceeds received after application of any commercially reasonable deductible (or would have been received if the party had obtained and maintained the insurance it was required to carry under this Lease or if Tenant did not elect to self-insure) by the property insurance that was required to be carried by that party under the terms of this Lease.

(d) If Tenant deals with or uses, stores, handles, processes or disposes of any Hazardous Materials in the ordinary course of its business pursuant to the Permitted Use, other than such cleaning supplies and products normally found in modern offices of which are permitted in accordance with the terms set forth in Section 20(a) hereof, Tenant shall obtain and maintain throughout the Term, pollution legal liability insurance, with limits of $2,000,000 per occurrence and $2,000,000 annual aggregate for losses caused by pollution conditions (including, without limitation, any actual, alleged or threatened emission, discharge, dispersal, seepage, release or escape of Hazardous Materials) that arise from the operations of Tenant, its contractors, or their subcontractors, such coverage to include: (w) bodily injury, sickness, disease, mental anguish or shock sustained by any person or death; (x) property damage, including physical injury to or destruction or tangible property, including the resulting loss of use thereof; (y) clean-up costs and the loss of use of tangible property that has not been physically damaged or destroyed; and (z) defense, including costs, charges and expenses incurred in the investigation, adjustment, settlement or defense of claims for damages asserted against Landlord and/or the additional insureds.

13.INDEMNIFICATION.

(a)Subject to Section 12(c), Tenant shall defend, indemnify, and hold harmless Landlord, Landlord’s property manager, Brandywine Realty Trust, and each of Landlord’s directors, officers, members, partners, trustees, employees, and agents (collectively, “Landlord Indemnitees”) from and against any and all third-party claims, actions, damages, liabilities, and expenses (including all reasonable costs and expenses (including reasonable attorneys’ fees)) to the extent arising out of or from or related to: (i) Tenant’s breach of this Lease; (ii) any negligence or willful act of Tenant, any Tenant Indemnitees (as defined below), or any of Tenant’s invitees, subtenants, licensees, or contractors; and (iii) any acts or omissions occurring at, or the condition, use or operation of, the Premises, except to the extent arising from Landlord’s negligence or willful misconduct. If Tenant fails to promptly defend a Landlord Indemnitee following written demand by the Landlord Indemnitee, the Landlord Indemnitee shall defend the same at Tenant’s expense, by retaining or employing counsel reasonably satisfactory to such Landlord Indemnitee.

(b)Subject to Section 12(c), Landlord shall defend, indemnify, and hold harmless Tenant and each of Tenant’s directors, officers, members, partners, trustees, employees, and agents (collectively, “Tenant Indemnitees”) from and against any and all third-party claims, actions, damages, liabilities, and expenses (including all reasonable costs and expenses (including reasonable attorneys’ fees)) to the extent arising out of or from or related to: (i) Landlord’s breach of this Lease; and (ii) any negligence or willful misconduct of Landlord or any Landlord Indemnitees. If Landlord fails to promptly defend a Tenant Indemnitee following written demand by the Tenant Indemnitee, the Tenant Indemnitee shall defend the same at Landlord’s expense, by retaining or employing counsel reasonably satisfactory to such Tenant Indemnitee.

(c)Landlord’s and Tenant’s obligations under this Section shall not be limited by the amount or types of insurance maintained or required to be maintained under this Lease. The provisions of this Section shall survive the Expiration Date.

14.CASUALTY DAMAGE. If there occurs any casualty to the Project (other than to the Premises) and: (i) insurance proceeds are unavailable to Landlord or are insufficient to restore the Project to substantially its pre-casualty condition; or (ii) more than 30% of the total area of the Building is damaged, Landlord shall have the right to terminate this Lease and all the unaccrued obligations of the parties hereto, by sending written notice of such termination to Tenant within 60 days after such casualty. Such notice shall specify a termination date not fewer than 30 nor more than 90 days after such notice is given to Tenant. If there occurs any casualty to the Premises and: (i) in Landlord’s reasonable judgment, the repair and restoration work would require more than 210 consecutive days to complete after the casualty (assuming normal work crews not engaged in overtime); or (ii) the casualty occurs during the last 12 months of the Term, then Landlord shall promptly deliver to Tenant Landlord’s written estimate (“Landlord’s Repair Estimate”) of the time it would take to repair and restore the Premises, and Landlord and Tenant shall each have the right to terminate this Lease and all the unaccrued obligations of the parties hereto, by sending written notice of such termination to the other party within 60 days after Tenant’s receipt of Landlord’s Repair Estimate. Such notice shall specify a termination date not fewer than 30 nor more than 90 days after such notice is given to the other party, but in no event shall the termination date be after the last day of the Term. If this Lease is terminated pursuant to this Section 14, Tenant’s obligation to pay Rent shall terminate as of the date of such casualty. If this Lease is not terminated pursuant to this paragraph and Landlord fails to complete the repair or restoration work within 30 days after Landlord’s estimated date for completion of the repair and restoration work (subject to extension for delays caused by Tenant and Force Majeure Events) (however in no event shall such date be extended more than sixty (60) days due to Force Majeure Events), then Tenant shall have the right to terminate this Lease by sending at least 30 days’ prior written notice to Landlord within 60 days after such estimated date of completion. If there occurs any casualty to the Premises and neither party terminates this Lease, then Landlord shall use commercially reasonable efforts to cause the damage to be repaired (exclusive of Tenant’s Property) to a condition as nearly as practicable to that existing prior to the damage, with commercially reasonable speed and diligence, subject to delays that may arise by reason of adjustment of the loss under insurance policies, Laws, and Force Majeure Events. Landlord shall not be liable for any inconvenience or annoyance to Tenant or Tenant Indemnitees, injury to Tenant’s business, or pain and suffering, resulting in any way from such damage or the repair thereof. Notwithstanding the foregoing, Tenant’s obligation to pay Fixed Rent and Additional Rent shall be equitably adjusted or abated during the period (if any) during which Tenant is not reasonably able to use the Premises or an applicable portion thereof as a result of such casualty. Tenant shall have no right to terminate this Lease as a result of any damage or destruction of the Premises, except as expressly provided in this Section. The provisions of this Lease, including this Section, constitute an express agreement between Landlord and Tenant with respect to any and all damage to, or destruction of, all or any part of the Premises, and any Law with respect to any rights or obligations concerning damage or destruction in the absence of an express agreement between the parties, and any other statute or regulation, now or hereafter in effect, shall have no application to this Lease or any damage or destruction to all or any part of the Premises.

15.CONDEMNATION. If a taking renders the Building reasonably unsuitable for the Permitted Use, this Lease shall, at either party’s option exercised by written notice to the other within 30 days after such taking, terminate as of the date title to condemned real estate vests in the condemner, the Rent herein reserved shall be apportioned and paid in full by Tenant to Landlord to such date, all Rent prepaid for period beyond that date shall forthwith be repaid by Landlord to Tenant, and neither party shall thereafter have any liability for any unaccrued obligations hereunder; provided, however, a condition to the exercise by Tenant of such right to terminate shall be that the portion of the Premises taken shall be of such extent and nature as materially to handicap, impede, or impair Tenant’s use of the balance of the Premises for its normal business operations. If this Lease is not terminated after a condemnation, then notwithstanding anything to the contrary in this Lease, Fixed Rent and Additional Rent shall be equitably reduced in proportion to the area of the Premises that has been taken for the balance of the Term. Tenant shall have the right to make a claim against the condemner for moving expenses and business dislocation damages, including personal property, fixtures and equipment, to the extent that such claim does not reduce the sums otherwise payable by the condemner to Landlord.

16.SUBORDINATION; ESTOPPEL CERTIFICATE; GROUND LEASE.

(a)This Lease shall be subordinate at all times to the lien of any mortgages and deeds of trust now or hereafter placed upon the Premises, Building, and/or Project and land of which they are a part (a “Mortgage”) without the necessity of any further instrument or act on the part of Tenant to effectuate such subordination provided the holder (the “Mortgagee”) of any such Mortgage shall be deemed to recognize the rights of Tenant as tenant under all of the terms of this Lease and to agree not to disturb Tenant’s possession of the Premises so long as there is no Event of Default, without the necessity of any further instrument or act on the part of Tenant or such Mortgagee to effectuate such subordination, recognition, and non-disturbance. Tenant further agrees to execute and deliver within 10 business days after written demand such further commercially reasonable instrument evidencing such subordination and attornment as shall be reasonably required by any Mortgagee. If Landlord shall be or is alleged to be in default of any of its obligations owing to Tenant under this Lease, Tenant shall give to the holder of any mortgage or deed of trust now or hereafter placed upon the Premises, Building and/or Project whose name and address has been furnished to Tenant in writing, notice by overnight mail of any such default that Tenant shall have served upon Landlord. Tenant shall not be entitled to exercise any right or remedy as there may be because of any default by Landlord without having given such notice to the Mortgagee. If Landlord shall fail to cure such default, the Mortgagee shall have 45 additional days within which to cure such default. Notwithstanding the foregoing, any Mortgagee may at any time subordinate its mortgage to this Lease, without Tenant’s consent, by notice in writing to Tenant, and thereupon this Lease shall be deemed prior to such Mortgage without regard to their respective dates of execution and delivery, and in that event the Mortgagee shall have the same rights with respect to this Lease as though it had been executed prior to the execution and delivery of the Mortgage. Provided there is no outstanding Event of Default and the Premises comprise at least one full floor of the Building, Landlord shall use commercially reasonable efforts to obtain a subordination, non-disturbance, and attornment agreement from any future Mortgagee on such Mortgagee’s then-current form therefor upon Tenant’s written request and at Tenant’s cost. Landlord represents that there is no Mortgage recorded against the Project as of the date hereof.

(b)Tenant shall attorn to any foreclosing mortgagee, purchaser at a foreclosure sale or by power of sale, or purchaser by deed in lieu of foreclosure. If the holder of a superior mortgage shall succeed to the rights of Landlord, then at the request of such party so succeeding to Landlord’s rights (herein sometimes called successor landlord) and upon such successor landlord’s written agreement to accept Tenant’s attornment, Tenant shall attorn to and recognize such successor landlord as Tenant’s landlord under this Lease and shall promptly, without payment to Tenant of any consideration therefor, execute and deliver any commercially reasonable instrument that such successor landlord may request to evidence such attornment. Upon such attornment, this Lease shall continue in full force and effect as, or as if it were, a direct lease between the successor landlord and Tenant upon all of the terms, conditions, and covenants as are set forth in this Lease and shall be applicable after such attornment. With respect to any assignment by Landlord of Landlord’s interest in this Lease, or the rents payable hereunder, conditional in nature or otherwise, which assignment is made to any Mortgagee, Tenant agrees that the execution thereof by Landlord, and the acceptance thereof by the Mortgagee, shall never be deemed an assumption by such Mortgagee of any of the obligations of Landlord hereunder, unless such Mortgagee shall, by written notice sent to Tenant, specifically elect, or unless such Mortgagee shall foreclose the Mortgage and take possession of the Premises. Tenant, upon receipt of written notice from a Mortgagee that such Mortgagee is entitled to collect Rent hereunder may in good faith remit such Rent to Mortgagee without incurring liability to Landlord for the non-payment of such Rent. The provisions for attornment set forth in this Section 16(b) shall be self-operative and shall not require the execution of any further instrument. However, if Landlord reasonably requests a further instrument confirming such attornment, Tenant shall execute and deliver such instrument within 10 business days after receipt of such request.

(c)Tenant must at any time and from time to time, within 10 days after receipt of Landlord’s written request, execute and deliver to Landlord an estoppel certificate certifying all reasonably requested information pertaining to this Lease.

(d)Reference is hereby made to the Ground Lease Agreement dated October 13, 2017 (as amended, “Ground Lease”) between Academic Properties, Inc. (“Ground Lessor”) and Landlord, as may be amended, pursuant to which Landlord ground leases the land under the Building from Ground Lessor. Except to the extent prohibited by applicable Laws: (i) this Lease shall be expressly subject to the terms and conditions of the Ground Lease (including, without limitation, the use restrictions contained therein); (ii) provided Tenant is not disturbed in its possession of the Premises, Tenant will be required to attorn (A) to Ground Lessor in the event of the termination of the Ground Lease, or (B) to any mortgagee of the Ground Lease that becomes the ground lessee prior to the expiration date of this Lease; (iii) Ground Lessor shall have no obligation to pay, perform, or observe any of the obligations of Landlord under this Lease, and this Lease shall not purport to bind the interest of Ground Lessor in the ground leased premises, or in any other real property, to any exclusive or restrictive covenant or similar restriction upon the use or occupancy of any other real property of Ground Lessor, nor shall this Lease impose upon Ground Lessor any obligation to construct or alter any portion of the ground leased premises or of any other real property of Ground Lessor, or to provide any duty or services not expressly required of Ground Lessor under the Ground Lease; (iv) this Lease shall not permit any use of the Premises or any portion thereof that is not permitted under the Ground Lease or under any applicable Laws; (v) Ground Lessor shall not be obligated to commence or complete construction of any alterations or improvements required to be constructed or made by Landlord under this Lease; (vi) Ground Lessor shall not be required to pay any improvement allowance or other sum to be made or contributed by Landlord to or for the benefit of Tenant under this Lease; (vii) Ground Lessor shall not be liable for any act or omission of any prior landlord under this Lease (including Landlord), except that Tenant shall retain all rights and remedies available to Tenant against such prior landlord under this Lease; (viii) Ground Lessor shall not be subject to any offsets or defenses which Tenant might have against any prior landlord hereunder; (ix) Ground Lessor shall not be bound by any prepayment of rent or additional rent which Tenant might have paid, except as the same may actually have been paid directly to or actually received by Ground Lessor; (x) Ground Lessor shall not be bound to return any security deposit under this Lease unless Ground Lessor has actually received that security deposit; (xi) Ground Lessor shall not be liable on account of any breach or violation of any restrictive covenant contained in this Lease that may have occurred or be existing at the time of any event of default occurring under the Ground Lease or thereafter, or bound by any restrictive covenant pertaining to or binding any property other than the ground leased premises; and (xii) the Permitted Use shall be commensurate with a class A building. Landlord shall use commercially reasonable efforts to obtain a non-disturbance and recognition agreement from Ground Lessor in favor of Tenant.

17.DEFAULT AND REMEDIES.

(a)An “Event of Default” shall be deemed to exist and Tenant shall be in default hereunder if: (i) Tenant fails to pay any Rent when due and such failure continues for more than 5 business days after Landlord has given Tenant written notice of such failure; provided, however, in no event shall Landlord have any obligation to give Tenant more than 2 such notices in any 12-month period, after which there shall be an Event of Default if Tenant fails to pay any Rent when due, regardless of Tenant’s receipt of notice of such non-payment; (ii) Tenant fails to bond over a mechanic’s or materialmen’s lien filed in connection with any work performed by or on behalf of Tenant within 30 days after Landlord’s demand; (iii) there is any assignment or subletting (regardless of whether the same might be void under this Lease) in violation of the terms of this Lease; (iv) Tenant fails to deliver any Landlord-requested estoppel certificate or subordination agreement within 5 business days after receipt of notice that such document was not received within the time period required under this Lease; (v) Tenant’s or any Guarantor’s filing of a voluntary petition for relief, or the filing of a petition against Tenant or any Guarantor in a proceeding under the federal bankruptcy or other insolvency laws that is not withdrawn or dismissed within 60 days thereafter, or Tenant’s rejection of this Lease after such a filing, or, under the provisions of any law providing for reorganization or winding up of corporations, the assumption by any court of competent jurisdiction of jurisdiction, custody, or control of Tenant or any substantial part of its property, or of any Guarantor, where such jurisdiction, custody, or control remains in force, unrelinquished, unstayed, or unterminated for a period of 60 days; or (vi) Tenant fails to observe or perform any of Tenant’s other agreements or obligations under this Lease and such failure continues for more than 30 days after Landlord gives Tenant written notice of such failure, or the expiration of such additional time period as is reasonably necessary to cure such failure (not to exceed 60 days), provided Tenant immediately commences and thereafter proceeds with all due diligence and in good faith to cure such failure.

(b)Upon the occurrence of an Event of Default, Landlord, in addition to the other rights or remedies it may have under this Lease, at law, or in equity, and without prejudice to any of the same, shall have the option, without any notice to Tenant and with or without judicial process, to pursue any one or more of the following remedies:

(i)    Landlord shall have the right to terminate this Lease, in which event Tenant shall immediately surrender the Premises to Landlord, and Tenant shall pay Landlord upon demand for all losses and damages that Landlord suffers or incurs by reason of such termination, including damages in an amount equal to the total of: (A) the costs of repossessing the Premises and all other expenses incurred by Landlord in connection with Tenant’s default, plus the Administrative Fee; (B) the unpaid Rent earned as of the date of termination; (C) all Rent for the period that would otherwise have constituted the remainder of the Term, discounted to present value at a rate of 4% per annum; and (D) all other sums of money and damages owing by Tenant to Landlord.

(ii)    Landlord shall have the right to terminate Tenant’s right of possession (but not this Lease) and may repossess the Premises by forcible detainer or forcible entry and detainer suit or otherwise, without demand or notice of any kind to Tenant and without terminating this Lease. If Tenant receives written notice of a termination of its right to possession, such notice will serve as both a notice to vacate, notice to pay or quit, and a demand for possession of, the Premises, and Landlord may immediately thereafter initiate a forcible detainer action without any further demand or notice of any kind to Tenant.

(iii)    Landlord shall have the right to enter and take possession of all or any portion of the Premises without electing to terminate this Lease, in which case Landlord shall have the right to relet all, or any portion of the Premises on such terms as Landlord deems advisable. Landlord will not be required to incur any expenses to relet all or any portion of the Premises, although Landlord may at its option incur customary leasing commissions or other costs for the account of Tenant as Landlord shall deem necessary or appropriate to relet. In no event will the failure of Landlord to relet all or any portion of the Premises reduce Tenant’s liability for Rent or damages.
(iv)    Landlord shall have the right to enter the Premises without terminating this Lease and without being liable for prosecution or any claim for damages therefor and maintain the Premises and repair or replace any damage thereto or do anything for which Tenant is responsible hereunder. Tenant shall reimburse Landlord immediately upon demand for any reasonable and actual out-of-pocket costs which Landlord incurs in thus effecting Tenant’s compliance under this Lease, and Landlord shall not be liable to Tenant for any damages with respect thereto.

(v)    Landlord shall have the right to continue this Lease in full force and effect, whether or not Tenant shall have abandoned the Premises. If Landlord elects to continue this Lease in full force and effect pursuant to this Section, then Landlord shall be entitled to enforce all of its rights and remedies under this Lease, including the right to recover Rent as it becomes due. Landlord’s election not to terminate this Lease pursuant to this Section or pursuant to any other provision of this Lease, at law or in equity, shall not preclude Landlord from showing the Premises to potential tenants, subsequently electing to terminate this Lease, or pursuing any of its other remedies.

(vi)    Landlord shall have the right to cure any default on behalf of Tenant and Tenant shall reimburse Landlord upon demand for any sums paid or costs incurred by Landlord in curing such default, including attorneys’ fees and other legal expenses, plus the Administrative Fee. The “Administrative Fee” means 10% of the costs incurred by Landlord in curing Tenant’s default or performing Tenant’s obligations hereunder.

(c)Upon the occurrence of an Event of Default, Tenant shall be liable to Landlord for, and Landlord shall be entitled to recover: (i) all Rent accrued and unpaid; (ii) all costs and expenses incurred by Landlord in recovering possession of the Premises, including reasonable legal fees, and removal and storage of Tenant’s property; (iii) the reasonable costs and expenses of restoring the Premises to the condition in which the same were to have been surrendered by Tenant as of the Expiration Date; (iv) the costs of reletting commissions; (v) all reasonable legal fees and court costs incurred by Landlord in connection with the Event of Default; and (vi) the unamortized portion (as reasonably determined by Landlord) of brokerage commissions and consulting fees incurred by Landlord, and tenant concessions including free rent given by Landlord, in connection with this Lease.

(d)Any amount payable by Tenant under this Lease that is not paid when due shall bear interest at the rate of 1% per month until paid by Tenant to Landlord. If Tenant fails to pay Rent when due on 3 or more occasions during the Term, Landlord shall have the right to require Tenant to pay all future Rent by ACH debit of funds, in which case Tenant shall complete Landlord’s then-current forms authorizing Landlord to automatically debit Tenant’s bank account.

(e)Neither any delay or forbearance by Landlord in exercising any right or remedy hereunder nor Landlord’s undertaking or performing any act that Landlord is not expressly required to undertake under this Lease shall be construed to be a waiver of Landlord’s rights or to represent any agreement by Landlord to thereafter undertake or perform such act. Landlord’s waiver of any breach by Tenant of any covenant or condition herein contained (which waiver shall be effective only if so expressed in writing by Landlord) or Landlord’s failure to exercise any right or remedy in respect of any such breach shall not constitute a waiver or relinquishment for the future of Landlord’s right to have any such covenant or condition duly performed or observed by Tenant, or of Landlord’s rights arising because of any subsequent breach of any such covenant or condition nor bar any right or remedy of Landlord in respect of such breach or any subsequent breach.

(f)The rights granted to Landlord in this Section shall be cumulative of every other right or remedy provided in this Lease or which Landlord may otherwise have at law or in equity or by statute, and the exercise of one or more rights or remedies shall not prejudice or impair the concurrent or subsequent exercise of other rights or remedies or constitute a forfeiture or waiver of Rent or damages accruing to Landlord by reason of any Event of Default under this Lease. Landlord shall have all rights and remedies now or hereafter existing at law or in equity with respect to the enforcement of Tenant’s obligations hereunder and the recovery of the Premises. No right or remedy herein conferred upon or reserved to Landlord shall be exclusive of any other right or remedy, but shall be cumulative and in addition to all other rights and remedies given hereunder or now or hereafter existing at law or in equity. Landlord shall be entitled to injunctive relief in case of the violation, or attempted or threatened violation, of any covenant, agreement, condition or provision of this Lease, or to a decree compelling performance of any covenant, agreement, condition or provision of this Lease.

(g)No payment by Tenant or receipt by Landlord of a lesser amount than any payment of Fixed Rent or Additional Rent herein stipulated shall be deemed to be other than on account of the earliest stipulated Fixed Rent or Additional Rent due and payable hereunder, nor shall any endorsement or statement or any check or any letter accompanying any check or payment as Rent be deemed an accord and satisfaction. Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such Rent or pursue any other right or remedy provided for in this Lease, at law or in equity, and acceptance of such partial payment shall be deemed subject to Landlord’s reservation of all rights.

(h)If there is an Event of Default, Landlord shall use commercially reasonable efforts to mitigate its damages. However, Landlord shall not be required to give any special preference or priority to reletting the Premises over other vacant space in the Building, Landlord shall be deemed to have used commercially reasonable efforts if it uses the same efforts in marketing the Premises as used in marketing other vacant space at the Building, and in no event shall Landlord be responsible or liable for any failure to relet the Premises or any part thereof, or for any failure to collect any rent due upon a reletting. Landlord’s rejection of a prospective replacement tenant based on an offer of rentals below Landlord’s published rates for new leases of comparable space at the Building at the time in question, or below the rates provided in this Lease or containing terms less favorable than those contained herein, shall not give rise to a claim by Tenant that Landlord failed to mitigate its damages.

(i)Tenant further waives the right to any notices to quit as may be specified in the Landlord and Tenant Act of Pennsylvania, Act of April 6, 1951, as amended, or any similar or successor provision of law, and agrees that 10 days’ notice shall be sufficient in any case where a longer period may be statutorily specified.

(j)In addition to, and not in lieu of any of the foregoing rights granted to Landlord, provided Landlord provides a second notice of the Event of Default and such Event of Default is not cured within five (5) business days after such second notice, then:

(1)    WHEN THIS LEASE OR TENANT’S RIGHT OF POSSESSION SHALL BE TERMINATED BY COVENANT OR CONDITION BROKEN, OR FOR ANY OTHER REASON, EITHER DURING THE TERM OF THIS LEASE OR ANY RENEWAL OR EXTENSION THEREOF, AND ALSO WHEN AND AS SOON AS THE TERM HEREBY CREATED OR ANY EXTENSION THEREOF SHALL HAVE EXPIRED, IT SHALL BE LAWFUL FOR ANY ATTORNEY AS ATTORNEY FOR TENANT TO FILE AN AGREEMENT FOR ENTERING IN ANY COMPETENT COURT AN ACTION TO CONFESS JUDGMENT IN EJECTMENT AGAINST

TENANT AND ALL PERSONS CLAIMING UNDER TENANT, WHEREUPON, IF LANDLORD SO DESIRES, A WRIT OF EXECUTION OR OF POSSESSION MAY ISSUE FORTHWITH, WITHOUT ANY PRIOR WRIT OF PROCEEDINGS, WHATSOEVER, AND PROVIDED IF FOR ANY REASON AFTER SUCH ACTION SHALL HAVE BEEN COMMENCED THE SAME SHALL BE DETERMINED AND THE POSSESSION OF THE PREMISES HEREBY DEMISED REMAIN IN OR BE RESTORED TO TENANT, LANDLORD SHALL HAVE THE RIGHT UPON ANY SUBSEQUENT DEFAULT OR DEFAULTS, OR UPON THE TERMINATION OF THIS LEASE AS HEREINBEFORE SET FORTH, TO BRING ONE OR MORE ACTION OR ACTIONS AS HEREINBEFORE SET FORTH TO RECOVER POSSESSION OF THE SAID PREMISES.

(2)    In any action to confess judgment in ejectment, Landlord shall first cause to be filed in such action an affidavit made by it or someone acting for it setting forth the facts necessary to authorize the entry of judgment, of which facts such affidavit shall be conclusive evidence, and if a true copy of this Lease (and of the truth of the copy such affidavit shall be sufficient evidence) be filed in such action, it shall not be necessary to file the original as a warrant of attorney, any rule of Court, custom or practice to the contrary notwithstanding.

TENANT WAIVER. TENANT SPECIFICALLY ACKNOWLEDGES THAT TENANT HAS VOLUNTARILY, KNOWINGLY, AND INTELLIGENTLY WAIVED CERTAIN DUE PROCESS RIGHTS TO A PREJUDGMENT HEARING BY AGREEING TO THE TERMS OF THE FOREGOING PARAGRAPHS REGARDING CONFESSION OF JUDGMENT. TENANT FURTHER SPECIFICALLY AGREES THAT IN THE EVENT OF DEFAULT, LANDLORD MAY PURSUE MULTIPLE REMEDIES INCLUDING OBTAINING POSSESSION PURSUANT TO A JUDGMENT BY CONFESSION AND ALSO OBTAINING A MONEY JUDGMENT FOR PAST DUE AND ACCELERATED AMOUNTS AND EXECUTING UPON SUCH JUDGMENT. IN SUCH EVENT AND SUBJECT TO THE TERMS SET FORTH HEREIN, LANDLORD SHALL PROVIDE FULL CREDIT TO TENANT FOR ANY MONTHLY CONSIDERATION WHICH LANDLORD RECEIVES FOR THE LEASED PREMISES IN MITIGATION OF ANY OBLIGATION OF TENANT TO LANDLORD FOR THAT MONEY. FURTHERMORE, TENANT SPECIFICALLY WAIVES ANY CLAIM AGAINST LANDLORD AND LANDLORD’S COUNSEL FOR VIOLATION OF TENANT’S CONSTITUTIONAL RIGHTS IN THE EVENT THAT JUDGMENT IS CONFESSED PURSUANT TO THIS LEASE.

TENANT:
SPARK THERAPEUTICS, INC.

By:
Name:
Title:
Date:

18.SURRENDER; HOLDOVER.

(a)No later than upon the Expiration Date or earlier termination of Tenant’s right to possession of the Premises (such earlier date, the “Surrender Date”), Tenant shall vacate and surrender the Premises to Landlord in good order and condition, vacant, broom clean, and in conformity with the applicable provisions of this Lease, including without limitation Sections 9 and 11. Tenant shall have no right to hold over beyond the Surrender Date, and if Tenant does not vacate as required such failure shall be deemed an Event of Default and Tenant’s occupancy shall not be construed to effect or constitute anything other than a tenancy at sufferance. During any period of occupancy beyond the Surrender Date, the amount of Rent owed by Tenant to Landlord will be the Holdover Percentage of the Rent that would otherwise be due under this Lease, and except that any provisions in this Lease that limit the amount or defer the payment of Additional Rent are null and void. The “Holdover Percentage” equals: (i) 150% for the first 2 months of holdover; and (ii) 200% for any period of holdover beyond 2 months. The acceptance of Rent by Landlord or the failure or delay of Landlord in notifying or evicting Tenant following the Surrender Date shall not create any tenancy rights in Tenant and any such payments by Tenant may be applied by Landlord against its costs and expenses, including reasonable attorneys’ fees, incurred by Landlord as a result of such holdover. The provisions of this Section shall not constitute a waiver by Landlord of any right of reentry as set forth in this Lease; nor shall receipt of any Rent or any other act in apparent affirmance of the tenancy operate as a waiver of Landlord’s right to terminate this Lease for a breach of any of the terms, covenants, or obligations herein on Tenant’s part to be performed. No option to extend this Lease shall have been deemed to have occurred by Tenant’s holdover, and any and all options to extend this Lease or expand the Premises shall be deemed terminated and of no further effect as of the first date that Tenant holds over. In addition, if Tenant fails to vacate and surrender the Premises as herein required for a period that continues longer than 15 days, Tenant shall indemnify, defend, and hold harmless Landlord from and against any and all costs, losses, expenses, or liabilities incurred as a result of or related to such failure, including without limitation, claims made by any succeeding tenant and real estate brokers’ claims and reasonable attorneys’ fees. Tenant’s obligation to pay Rent and to perform all other Lease obligations for the period up to and including the Surrender Date, and the provisions of this Section, shall survive the Expiration Date. In no way shall the remedies to Landlord set forth above be construed to constitute liquidated damages for Landlord’s losses resulting from Tenant’s holdover.

(b)Prior to the Surrender Date, Tenant, at Tenant’s expense, shall remove from the Premises Tenant’s Property and all telephone, security, and communication equipment system wiring and cabling, and restore in a good and workmanlike manner any damage to the Premises and/or the Building caused by such removal or replace the damaged component of the Premises and/or the Building if such component cannot be restored as aforesaid as reasonably determined by Landlord. Notwithstanding the foregoing, Tenant shall not be required to remove a Specialty Alteration if at the time Tenant requests Landlord’s consent to such Specialty Alteration, Tenant provides Landlord with written notification that Tenant desires to not be required to remove such Specialty Alteration and Landlord consents in writing to Tenant’s non-removal request. A “Specialty Alteration” means an Alteration that: (i) Landlord required to be removed in connection with Landlord’s consent to making such Alteration; or (ii) is not Building standard, including without limitation kitchens (other than a pantry installed for the use of Tenant’s employees only), executive restrooms, computer room installations, supplemental HVAC equipment and components, safes, vaults, libraries or file rooms requiring reinforcement of floors, internal staircases, slab penetrations, non-Building standard life safety systems, security systems, specialty door locksets (such as cipher locks) or lighting, and any demising improvements done by or on behalf of Tenant after the Commencement Date. If Tenant fails to remove any of Tenant’s Property, wiring, or cabling as required herein, the same shall be deemed abandoned and Landlord, at Tenant’s expense, may remove and dispose of same and repair and restore any damage caused thereby, or, at Landlord’s election, such Tenant’s Property, wiring, and cabling shall become Landlord’s property. Tenant shall have the right, at Tenant’s option, prior to the Surrender Date and at Tenant’s expense, to remove any Alteration (including Specialty Alterations and Leasehold Improvements) from the Premises without the prior consent of Landlord, provided Tenant shall restore in a good and workmanlike manner any damage to the Premises and/or the Building caused by such removal.

19.RULES AND REGULATIONS.

(a)    Tenant covenants that Tenant and its employees, agents, invitees, subtenants, and licensees shall comply with the rules and regulations set forth on Exhibit E attached hereto. Landlord shall have the right to rescind and/or augment any of the rules and regulations and to make such other and further written rules and regulations, provided such rules apply to all tenants of the Project, as in the reasonable judgment of Landlord shall from time to time be needed for the safety, protection, care, and cleanliness of the Project, the operation thereof, the preservation of good order therein, and the protection and comfort of its tenants, their agents, employees, and invitees, which when delivered to Tenant shall be binding upon Tenant in a like manner as if originally prescribed. In the event of an inconsistency between the rules and regulations and this Lease, the provisions of this Lease shall control. Landlord shall use commercially reasonable efforts to enforce the Rules and Regulations and terms, covenants or conditions in any other lease against all tenants in the Building, as applicable, provided, however, Landlord shall not be liable to Tenant for violation of the same by any other tenant, its employees, agents, visitors or licensees, provided Landlord shall enforce the Rules or Regulations against all tenants in a nondiscriminatory fashion.

(b)    Notwithstanding the rules and regulations set forth in Exhibit E, where appliance, break room and kitchen is referred to, those words shall be understood to include multiple of such items; Tenant shall be permitted to maintain small refrigerators in the Premises. With respect to Rule #32 and the last paragraph of Exhibit E, Tenant shall be responsible for the conduct of its invitees inasmuch that Tenant controls being able to remove such invitees from the Building, to direct them to leave the Premises, and to demand that they cease conduct that is in violation of the rules and regulations.

20.GOVERNMENTAL REGULATIONS.

(a)Tenant shall not use, generate, manufacture, refine, transport, treat, store, handle, dispose, bring, or otherwise cause to be brought or permit any of its agents, employees, subtenants, contractors, or invitees to bring, in, on, or about any part of the Project, any hazardous waste, solid waste, hazardous substance, toxic substance, petroleum product or derivative, asbestos, polychlorinated biphenyl, hazardous material, pollutant, contaminant, or similar material or substance as defined by the Comprehensive Environmental Response Compensation and Liability Act, 42 U.S.C. Sections 9601 et seq., as the same may from time to time be amended, and the regulations promulgated pursuant thereto (CERCLA), or now or hereafter defined or regulated as such by any other Law (“Hazardous Material”). Notwithstanding the foregoing, Tenant shall be permitted to bring onto the Premises office cleaning supplies and products normally found in modern offices or used by Tenant in connection with its Permitted Use, provided: (i) Tenant only brings a reasonable quantity of such supplies and products onto the Premises; (ii) Tenant shall at all times comply with all Laws pertaining to the storage, handling, use, disposal, and application of such supplies and products, and all Laws pertaining to the communication to employees and other third parties of any hazards associated with such supplies and products; (iii) the use and presence of Hazardous Materials is strictly and properly monitored and maintained according to all Laws. As a material inducement to Landlord to allow Tenant to use Hazardous Materials in connection with the Permitted Use, Tenant shall deliver to Landlord (and, if directed by Landlord, Ground Lessor), at such times as are required by any applicable Law or other governmental requirement or whenever otherwise requested by Landlord for a non-arbitrary, bona-fide business purpose, a list identifying each type of Hazardous Materials to be present on the Premises in any material quantities and setting forth any and all governmental approvals or permits required in connection with the presence of such Hazardous Materials on the Premises. Tenant also shall, when requested by Landlord for a non-arbitrary, bona-fide business purpose, deliver to Landlord (and, if directed by Landlord, Ground Lessor) true and correct copies of the following documents relating to the handling, storage, disposal, and emission of Hazardous Materials concurrently with the receipt from or submission thereof to a governmental agency: permits, approvals, reports, and material correspondence; written storage and management plans; and notice of violations of any Laws. Tenant shall not install any underground or above ground tanks on the Premises. Tenant shall not cause or permit to exist any release, spillage, emission, or discharge of any Hazardous Material on or about the Premises in violation of applicable law (“Release”). In the event of a Release, Tenant shall immediately notify Landlord both orally and in writing, report such Release to the relevant government agencies as required by applicable Law, and promptly remove the Hazardous Material and otherwise investigate and remediate the Release in accordance with applicable Law and to the reasonable satisfaction of Landlord. Landlord shall have the right, but not the obligation, to enter upon the Premises to investigate and/or remediate the Release in lieu of Tenant, and Tenant shall reimburse Landlord as Additional Rent for the costs of such remediation and investigation. Tenant shall promptly notify Landlord if Tenant acquires knowledge of the presence of any Hazardous Material on or about the Premises, except as Tenant is permitted to bring onto the Premises under this Lease. Landlord shall have the right to inspect and assess the Premises for the purpose of determining whether Tenant is handling any Hazardous Material in violation of this Lease or applicable Law, or to ascertain the presence of any Release. This subsection shall survive the Expiration Date.

(b)Tenant shall, and shall cause its employees, agents, contractors, licensees, subtenants, and assignees to, use the Premises in compliance with all applicable Laws. Tenant shall, at its sole cost and expense, promptly comply with each and all of such Laws, except in the case of required structural changes not triggered by Tenant’s particular use or manner of use or change in use of the Premises, or Tenant’s alterations, additions, or improvements therein. Without limiting the generality of the foregoing, Tenant shall: (i) obtain, at Tenant’s expense, before engaging in Tenant’s business or profession within the Premises, all necessary licenses and permits including, but not limited to, state and local business licenses, and permits; and (ii) remain in compliance with and keep in full force and effect at all times all licenses, consents, and permits necessary for the lawful conduct of Tenant’s business or profession at the Premises. Tenant shall pay all personal property taxes, income taxes, and other taxes, assessments, duties, impositions, and similar charges that are or may be assessed, levied, or imposed upon Tenant or Tenant’s Property. Tenant shall also comply with all applicable Laws that do not relate to the physical condition of the Premises and with which only the occupant can comply, such as laws governing maximum occupancy, workplace smoking, VDT regulations, and illegal business operations, such as gambling. The judgment of any court of competent jurisdiction or the admission of Tenant in any judicial, governmental or regulatory action, regardless of whether Landlord is a party thereto, that Tenant has violated any of such Laws shall be conclusive of that fact as between Landlord and Tenant.

(c)Notwithstanding anything to the contrary in this Section, if the requirement of any public authority obligates either Landlord or Tenant to expend money in order to bring the Premises and/or any area of the Project into compliance with Laws as a result of: (i) Tenant’s particular use or alteration of the Premises; (ii) Tenant’s change in the use of the Premises; (iii) the manner of conduct of Tenant’s business or operation of its installations, equipment, or other property therein; (iv) any cause or condition created by or at the instance of Tenant, other than by Landlord’s performance of any work for or on behalf of Tenant; or (v) breach of any of Tenant’s obligations hereunder, then Tenant shall bear all costs of bringing the Premises and/or Project into compliance with Laws, whether such costs are related to structural or nonstructural elements of the Premises or Project.

(d)Except to the extent Tenant shall comply as set forth above, during the Term Landlord shall comply with all applicable Laws regarding the Project (including the Premises), including without limitation compliance with Title III of the Americans with Disabilities Act of 1990, 42 U.S.C. §12181 et seq. and its regulations as to the design and construction of the Common Areas.

(e)Each party hereto hereby acknowledges and agrees that it will not knowingly violate any applicable Laws regarding bribery, corruption, and/or prohibited business practices as they concern each such party’s respective activities under or in connection with this Lease, and each such party will be solely responsible for and will hold harmless the other party from and against any claims or liabilities in connection with any of such responsible party’s own violations of any such Laws.

21.NOTICES. Wherever in this Lease it is required or permitted that notice or demand be given or served by either party to this Lease to or on the other party, such notice or demand will be duly given or served if in writing and either: (i) personally served; (ii) delivered by prepaid nationally recognized courier service (e.g., Federal Express, UPS, and USPS) with evidence of receipt required for delivery; (iii) delivered by registered or certified mail, return receipt requested, postage prepaid; or (iv) emailed with evidence of receipt; in all such cases addressed to the parties at the addresses set forth below. Each such notice will be deemed to have been given to or served upon the party to which addressed on the date the same is delivered or delivery is refused. Each party has the right to change its address for notices (provided such new address is in the continental United States) by a writing sent to the other party in accordance with this Section, and each party will, if requested, within 10 days confirm to the other its notice address. Notices may be given by either an agent or attorney acting on behalf of the respective party. Notwithstanding the foregoing: (a) any notice from Landlord to Tenant regarding ordinary business operations (e.g., exercise of a right of access to the Premises, notice of maintenance activities or Landlord access, changes in rules and regulations, etc.) may be given by written notice left at the Premises or delivered by regular mail, facsimile, or electronic means (such as email) to any person at the Premises whom Landlord reasonably believes is authorized to receive such notice on behalf of Tenant without copies; and (b) invoices, notices of change in billing or notice address, and statements of estimated or reconciliation of Operating Expenses and/or utilities, may be sent by regular mail or electronic means (such as email) to Tenant’s billing contact without copies.

Tenant:
Spark Therapeutics, Inc.
Attn: Corporate Facilities
3737 Market Street, 13th Floor
Philadelphia, PA 19104
Phone No.: 215-220-9300
Email for billing contact: AP@sparktx.com

Spark Therapeutics, Inc.
Attn: Corporate Facilities
2929 Walnut Street, Suite 1000
Philadelphia, PA 19104
Phone No. 215-220-9300
Email for billing contact: AP@sparktx.com

With a copy at all times to: Pepper Hamilton LLP 3000 Two Logan Square Eighteenth and Arch Streets Philadelphia, PA 19103 Attention: Matthew J. Swett, Esq. Phone No. 215-981-4788 Email: swettm@pepperlaw.com
Landlord:
Brandywine 3025 Market, LP
c/o Brandywine Realty Trust
FMC Tower at Cira Centre South
2929 Walnut Street, Suite 1700
Philadelphia, PA 19104
Attn: Jeff DeVuono, Executive Vice President & Senior Managing Director
Phone No. 610-325-5600
Email: jeff.devuono@bdnreit.com

With a copy to: Email: Legal.Notices@bdnreit.com
22.BROKERS. Landlord and Tenant each represents and warrants to the other that such representing party has had no dealings, negotiations, or consultations with respect to the Premises or this transaction with any broker or finder other than a Landlord affiliate and Broker. Each party shall indemnify, defend, and hold harmless the other from and against any and all liability, cost, and expense (including reasonable attorneys’ fees and court costs), arising out of or from or related to its misrepresentation or breach of warranty under this Section. Landlord shall pay Broker a commission in connection with this Lease pursuant to the terms of a separate written agreement between Landlord and Broker. This Section shall survive the Expiration Date.

23.LANDLORD’S LIABILITY. Landlord’s obligations hereunder shall be binding upon Landlord only for the period of time that Landlord is in ownership of the Building, and upon termination of that ownership, and the transfer of any Security Deposit to such successor-in-interest, Tenant, except as to any obligations that are then due and owing, shall look solely to Landlord’s successor-in-interest in ownership of the Building for the satisfaction of each and every obligation of Landlord hereunder. Upon request and without charge, Tenant shall attorn to any successor to Landlord’s interest in this Lease and, at the option of any Mortgagees, to such Mortgagees. Landlord shall have no personal liability under any of the terms, conditions or covenants of this Lease and Tenant shall look solely to the equity of Landlord in the Building and/or the rent, profits and proceeds therefrom for the satisfaction of any claim, remedy or cause of action of any kind whatsoever arising from the relationship between the parties or any rights and obligations they may have relating to the Project, this Lease, or anything related to either, including without limitation as a result of the breach of any Section of this Lease by Landlord. In addition, no recourse shall be had for an obligation of Landlord hereunder, or for any claim based thereon or otherwise in respect thereof or the relationship between the parties, against any past, present, or future Landlord Indemnitee (other than Landlord), whether by virtue of any statute or rule of law, or by the enforcement of any assessment or penalty or otherwise, all such other liability being expressly waived and released by Tenant with respect to the Landlord Indemnitees (other than Landlord).

24.RELOCATION. [INTENTIONALLY DELETED]

25.GENERAL PROVISIONS.

(a)Provided no Event of Default is then outstanding, Tenant shall peaceably and quietly hold and enjoy the Premises for the Term, without hindrance from Landlord or anyone lawfully or equitably claiming by, through, or under Landlord, under and subject to the terms and conditions of this Lease and of any deeds of trust now or hereafter affecting all or any portion of the Premises.

(b)Subject to the terms and provisions of Section 10, the respective rights and obligations provided in this Lease shall bind and inure to the benefit of the parties hereto, their successors and assigns.

(c)This Lease shall be governed in accordance with the Laws of the State, without regard to choice of law principles. Landlord and Tenant hereby consent to the exclusive jurisdiction of the state and federal courts located in the jurisdiction in which the Project is located.

(d)In connection with any litigation or arbitration arising out of this Lease, Landlord or Tenant, whichever is the prevailing party as determined by the trier of fact in such litigation, shall be entitled to recover from the other party all reasonable costs and expenses incurred by the prevailing party in connection with such litigation, including reasonable attorneys’ fees. If, in the context of a bankruptcy case, Landlord is compelled at any time to incur any expense, including attorneys’ fees, in enforcing or attempting to enforce the terms of this Lease or to enforce or attempt to enforce any actions required under the Bankruptcy Code to be taken by the trustee or by Tenant, as debtor-in-possession, then the reasonable sum so paid by Landlord shall be awarded to Landlord by the Bankruptcy Court and shall be immediately due and payable by the trustee or by Tenant’s bankruptcy estate to Landlord in accordance with the terms of the order of the Bankruptcy Court.

(e)This Lease, which by this reference incorporates all exhibits, riders, schedules, and other attachments hereto, supersedes all prior discussions, proposals, negotiations and discussions between the parties and this Lease contains all of the agreements, conditions, understandings, representations, and warranties made between the parties hereto with respect to the subject matter hereof, and may not be modified orally or in any manner other than by an agreement in writing signed by both parties hereto or their respective successors-in-interest. Except to the extent expressly set forth otherwise in this Lease, neither Landlord, nor anyone acting on Landlord’s behalf, has made any representation, warranty, estimation, or promise of any kind or nature whatsoever relating to the physical condition of the Building or the land under the Building or suitability, including without limitation, the fitness of the Premises for Tenant’s intended use.

(f)TIME IS OF THE ESSENCE UNDER ALL PROVISIONS OF THIS LEASE, INCLUDING ALL NOTICE PROVISIONS.

(g)Except for the payment of Rent, each party hereto shall be excused for the period of any delay and shall not be deemed in default with respect to the performance of any of its obligations when prevented from so doing by a cause beyond such party’s reasonable control, including, without limitation, strikes or other labor disputes, orders or regulations of any federal, state, county or municipal authority, embargoes, non-issuance of a governmental permit, fire or other casualty (or reasonable delays in the adjustment of insurance claims), acts of terrorism or war, inability to obtain any materials or services, or acts of God (each, a “Force Majeure Event”). Except as expressly set forth herein, no such inability or delay due to a Force Majeure Event shall constitute an actual or constructive eviction, in whole or in part, or entitle Tenant to any abatement or diminution of Rent, or relieve the other party from any of its obligations under this Lease, or impose any liability upon such party or its agents, by reason of inconvenience or annoyance to the other party, or injury to or interruption of the other party’s business, or otherwise.

(h)Excepting payments of Fixed Rent, Operating Expenses, and utilities (which are to be paid as set forth in Sections 4, 5 and 6) and unless a specific time is otherwise set forth in this Lease for any Tenant payments, all amounts due from Tenant to Landlord shall be paid by Tenant to Landlord within 30 days after receipt of an invoice therefor. As Additional Rent and to the extent not included in Taxes, Tenant shall pay monthly or otherwise when due, whether collected by Landlord or collected directly by the applicable governmental agency, any and all sales, use, use and occupancy, transaction privilege, gross receipts, or other excise tax that may at any time be levied or imposed upon Tenant, or measured by any amount payable by Tenant under this Lease, whether such tax exists on the date of this Lease or is adopted hereafter.

(i)Unless Tenant’s financials are publicly available online at no cost to Landlord, within 10 business days after written request by Landlord (but not more than once during any 12-month period unless an Event of Default has occurred under this Lease, or in the event of a sale, financing, or refinancing by Landlord of all or any portion of the Project), Tenant shall furnish to Landlord, Landlord’s Mortgagee, prospective Mortgagee or purchaser, reasonably requested financial information as such information is then available. Tenant shall have no obligation to provide any financial or other information to Landlord in violation of Law or the regulations of the U.S. Securities and Exchange Commission. In connection therewith and upon Tenant’s request, Landlord and Tenant shall execute a mutually acceptable confidentiality agreement on Landlord’s form therefor.

(j)Tenant represents and warrants to Landlord that: (i) Tenant was duly organized and is validly existing and in good standing under the Laws of the jurisdiction set forth for Tenant in the first sentence of this Lease; (ii) Tenant is legally authorized to do business in the State; (iii) the person(s) executing this Lease on behalf of Tenant is(are) duly authorized to do so; and (iv) Tenant has the full corporate or partnership power and authority to enter into this Lease and has taken all corporate or partnership action, as the case may be, necessary to carry out the transaction contemplated herein, so that when executed, this Lease constitutes a valid and binding obligation enforceable in accordance with its terms. Landlord represents and warrants to Tenant that: (i) Landlord was duly organized and is validly existing and in good standing under the Laws of the State; (ii) Landlord is legally authorized to do business in the State; and (iii) the person(s) executing this Lease on behalf of Landlord is(are) duly authorized to do so.

(k)Each party hereto represents and warrants to the other that such party is not a party with whom the other is prohibited from doing business pursuant to the regulations of the Office of Foreign Assets Control (“OFAC”) of the U.S. Department of the Treasury, including those parties named on OFAC’s Specially Designated Nationals and Blocked Persons List. Each party hereto is currently in compliance with, and shall at all times during the Term remain in compliance with, the regulations of OFAC and any other governmental requirement relating thereto. Each party hereto shall defend, indemnify, and hold harmless the other from and against any and all claims, damages, losses, risks, liabilities, and expenses (including reasonable attorneys’ fees and costs) incurred by the other to the extent arising from or related to any breach of the foregoing certifications. The foregoing indemnity obligations shall survive the Expiration Date.

(l)Landlord shall have the right, to the extent required to be disclosed by Landlord or Landlord’s affiliates in connection with filings required by applicable Laws, including without limitation the Securities and Exchange Commission (“SEC”), without notice to Tenant to include in such securities filings general information relating to this Lease, including, without limitation, Tenant’s name, the Building, and the square footage of the Premises. Except as set forth in the preceding sentence, neither Tenant nor Landlord shall issue, or permit any broker, representative, or agent representing either party in connection with this Lease to issue, any press release or other public disclosure regarding the specific terms of this Lease (or any amendments or modifications hereof), without the prior written approval of the other party. The parties acknowledge that the transaction described in this Lease and the terms thereof (but not the existence thereof) are of a confidential nature and shall not be disclosed except to such party’s employees, attorneys, accountants, consultants, advisors, affiliates, and actual and prospective purchasers, lenders, investors, subtenants and assignees (collectively, “Permitted Parties”), and except as, in the good faith judgment of Landlord or Tenant, may be required to enable Landlord or Tenant to comply with its obligations under Law or under laws and regulations of the SEC or to the extent necessary in connection with a dispute with respect to this Lease. Neither party may make any public disclosure of the specific terms of this Lease, except as required by Law, including without limitation SEC laws and regulations, or as otherwise provided in this paragraph. In connection with the negotiation of this Lease and the preparation for the consummation of the transactions contemplated hereby, each party acknowledges that it will have had access to confidential information relating to the other party. Each party shall treat such information and shall cause its Permitted Parties to treat such confidential information as confidential, and shall preserve the confidentiality thereof, and not duplicate or use such information, except by Permitted Parties.

(m)Neither Tenant, nor anyone acting through, under, or on behalf of Tenant, shall have the right to record this Lease, nor any memorandum, notice, affidavit, or other writing with respect thereto.

(n)Provided there is no Event of Default at the time of Tenant’s request and at the time of the execution of such agreement, Landlord agrees to execute, from time to time after receipt of Tenant’s written request therefor, an agreement subordinating Landlord’s lien in Tenant’s personal property, furniture, fixtures, equipment, leasehold improvements and other assets, on Landlord’s customary form, with such modifications that are reasonably acceptable to Landlord, Tenant and Tenant’s lender(s).

(o)All requests made to Landlord to perform repairs or furnish services, supplies, utilities, or freight elevator usage (if applicable), shall be made online to the extent available (currently such requests shall be made via http://etenants.com/, as the same may be modified by Landlord from time to time) otherwise via email or written communication to Landlord’s property manager for the Building. Whenever Tenant requests Landlord to take any action not required of Landlord under this Lease or give any consent required or permitted to be given by Landlord under this Lease (for example, a request for a Transfer consent, a consent to an Alteration, or a subordination of Landlord’s lien, but other than a request for services, supplies, or utilities which is governed by Section 7(b)), Tenant shall pay to Landlord for Landlord’s administrative and/or professional costs in connection with each such action or consent Landlord’s reasonable costs incurred by Landlord in reviewing and taking the proposed action or consent, including reasonable attorneys’, engineers’ and/or architects’ fees (as applicable), plus the Administrative Fee, but no more than $1,500 with respect to a Transfer request. The foregoing amount shall be paid by Tenant to Landlord within 30 days after Landlord’s delivery to Tenant of an invoice for such amount. Tenant shall pay such amount without regard to whether Landlord takes the requested action or gives the requested consent.

(p)Tenant acknowledges and agrees that Landlord shall not be considered a “business associate” for any purpose under the Health Insurance Portability and Accountability Act of 1996 and all related implementing regulations and guidance.

(q)Tenant shall cause any work performed on behalf of Tenant to be performed by contractors who work in harmony, and shall not interfere, with any labor employed by Landlord or Landlord’s contractors. If at any time any of the contractors performing work on behalf of Tenant does not work in harmony or interferes with any labor employed by Landlord, other tenants, or their respective mechanics or contractors, then the permission granted by Landlord to Tenant to do or cause any work to be done in or about the Premises may be withdrawn by Landlord with 48 hours’ written notice to Tenant.

(r)This Lease may be executed in any number of counterparts, each of which when taken together shall be deemed to be one and the same instrument. This Lease shall not be binding nor shall either party have any obligations or liabilities or any rights with respect hereto, or with respect to the Premises, unless and until both parties have executed and delivered this Lease. The parties acknowledge and agree that notwithstanding any law or presumption to the contrary, the exchange of copies of this Lease and signature pages by electronic transmission shall constitute effective execution and delivery of this Lease for all purposes, and signatures of the parties hereto transmitted and/or produced electronically shall be deemed to be their original signature for all purposes.

(s)Landlord and persons authorized by Landlord may enter the Premises at all reasonable times upon reasonable advance notice or, in the case of an emergency, at any time with such notice as is reasonable under the circumstances. Landlord shall not be liable for inconvenience to or disturbance of Tenant by reason of any such entry; provided, however, in the case of repairs or work, such shall be done, so far as practicable, so as to not unreasonably interfere with Tenant’s use of the Premises. Notwithstanding, the foregoing, except in an emergency, Landlord shall not enter any “clean space” or laboratory space within the Premises without Tenant’s prior consent.

(t)If more than one person executes this Lease as Tenant, each of them is jointly and severally liable for the keeping, observing, and performing of all of the terms, covenants, conditions, provisions, and agreements of this Lease to be kept, observed, and performed by Tenant.

(u)TO THE EXTENT PERMITTED BY APPLICABLE LAW, LANDLORD AND TENANT HEREBY WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM BROUGHT BY EITHER AGAINST THE OTHER ON ANY MATTER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS LEASE, THE RELATIONSHIP OF LANDLORD AND TENANT, OR TENANT’S USE OR OCCUPANCY OF THE BUILDING, ANY CLAIM OR INJURY OR DAMAGE, OR ANY EMERGENCY OR OTHER STATUTORY REMEDY WITH RESPECT THERETO.

26.EXPANSION OPTION.

(a)Provided no Event of Default then exists, this Lease is in full force and effect, Tenant is Spark Therapeutics, Inc. or a Permitted Transferee, and Tenant and/or a Permitted Transferee is then occupying at least 90% of the Premises, Tenant shall have the one-time right (“Expansion Option”) to lease all of the Expansion Space on the terms set forth herein by delivering Tenant’s written expansion election notice (“Expansion Notice”) to Landlord no later than September 1, 2018, with time being of the essence. The “Expansion Space” means all of the fourth floor of the Building. If Tenant timely exercises the Expansion Option and there is no Event of Default, then the Expansion Space shall be leased under all of the same terms and conditions as set forth in this Lease except that the Term for Expansion Space shall commence on December 1, 2019 (the “Expansion Space Commencement Date”), including at the same Fixed Rent per rentable square foot and for the same Term as for the then-current Premises, with a pro rata Improvement Allowance, restroom renovation allowance and Abatement Period, the “Premises” shall include the Expansion Space and, except as otherwise set forth in this Section, all computations made under this Lease based upon or affected by the rentable area of the Premises shall be recomputed to include the Expansion Space; provided, however, the Expansion Space Commencement Date shall be pushed back on a day-for-day basis for: (i) each day (if any) that Substantial Completion of the initial improvements in the Expansion Space is delayed due to a Force Majeure Event or Landlord Delay (as defined in Exhibit C); and (ii) each day Landlord fails to deliver the Expansion Space to Tenant for the construction of Tenant’s initial improvements beyond May 1, 2019. Upon Tenant’s delivery of the Expansion Notice, Tenant may not thereafter revoke its exercise of the Expansion Option. Effective on Landlord’s delivery of possession of the Expansion Space to Tenant, for purposes of all insurance and indemnity provisions in this Lease, the term “Premises” shall include the Expansion Space.

(b)Upon Tenant’s timely and proper exercise of the Expansion Option pursuant to the terms above and satisfaction of the above conditions: (i) the “Premises” shall include the Expansion Space effective on Expansion Space Commencement Date; and (ii) upon Landlord’s request, within 30 days after the Expansion Notice Tenant shall execute an appropriate amendment to this Lease, in form and content reasonably satisfactory to both Landlord and Tenant, memorializing the expansion of the Premises (provided Tenant’s failure to execute such amendment shall not negate the effectiveness of Tenant’s exercise of the Expansion Option).

27.RIGHT OF FIRST OFFER.

(a)Provided no Event of Default then exists, this Lease is in full force and effect, Tenant or a Permitted Transferee, and Tenant and/or a Permitted Transferee is then occupying at least 90% of the Premises, then from and after September 1, 2018 Landlord shall notify Tenant in writing (“Landlord’s ROFO Notice”) when any rentable space located on the fourth floor of the Building (exclusive of any Expansion Space leased under the Expansion Option) or any other non-retail space on the garden level of the Building becomes available for lease (as defined below) from Landlord or Landlord reasonably anticipates that such space will become available for lease from Landlord during the Initial Term (“ROFO Space”). Landlord’s ROFO Notice shall include the anticipated availability date and basic fair market economic terms for the lease of the ROFO Space (as reasonably determined by Landlord and, subject to the terms and provisions of this Section, Tenant shall have the right (“ROFO”) to lease all (but not less than all) of the ROFO Space by delivering Tenant’s written notice of such election to Landlord (“Tenant’s ROFO Notice”) within 10 days after Tenant’s receipt of Landlord’s ROFO Notice. Upon Tenant’s delivery of Tenant’s ROFO Notice, Tenant may not thereafter revoke Tenant’s exercise of the ROFO. Space is “available to lease” if and when: (i) the lease for any current tenant of all or a portion of the space expires or is otherwise terminated, provided space shall not be deemed to be or become available if the space is assigned or subleased by the current tenant of the space, or relet by the current tenant or subtenant of the space by renewal, extension, or new lease; and (ii) to the extent that all or a portion of the ROFO Space is available for lease from Landlord as of the date of this Lease, Landlord has entered into a lease with a third-party tenant for such currently available ROFO Space after the date of this Lease and the term of that lease has expired (including, without limitation, the expiration of any lease term extension period(s), regardless of whether the extension right or agreement is contained in such lease or is agreed to at any time by Landlord and the tenant under such lease or otherwise) or been terminated. Notwithstanding the foregoing, during the period from September 1, 2018 through February 28, 2019, space is “available to lease” if and when Landlord identifies a potential new tenant for such space.

(b)Notwithstanding anything to the contrary in this Lease, the ROFO shall be subject to the following: (i) Tenant shall not have the right to lease the ROFO Space under this article if upon the commencement date of the leasing of the ROFO Space there would not then be at least thirty-six (36) months remaining in the Term (provided if less than thirty–six (36) months remain in the Term, Landlord shall deliver Landlord’s ROFO Notice to Tenant and Tenant shall be permitted to exercise an available Extension Option so that at least 36 months remain in the Term); (ii) if Tenant notifies Landlord that Tenant elects not to lease the ROFO Space or if Tenant fails to timely deliver Tenant’s ROFO Notice to Landlord with respect thereto, then Landlord shall have the right to enter into a lease for the ROFO Space under one or more leases containing such terms as Landlord deems acceptable in Landlord’s sole discretion (including, without limitation, any right of first offer or other expansion rights that Landlord might grant such tenant(s) for such ROFO Space) and the ROFO shall be void and have no further force or effect with respect to such space (but Tenant shall retain Tenant’s ROFO for such portions of the ROFO Space not previously offered to Tenant in Landlord’s ROFO Notice); provided, however, if Landlord does not lease the ROFO Space within 12 months after offering it to Tenant, Tenant’s ROFO shall be revived and reinstated with respect to such ROFO Space; and (iii) the ROFO shall be subject, subordinate, and in all respects inferior to the rights of any existing third-party tenant leasing space at the Building as of the date of this Lease (including, without limitation, any lease term extension period(s) contained in such tenant’s lease, regardless of whether the extension right or agreement is contained in such lease or is agreed to at any time by Landlord and the tenant under such lease). If an Event of Default exists at any time after Landlord receives Tenant’s ROFO Notice but before the first day that Tenant commences to lease the ROFO Space, Landlord, at Landlord’s option, shall have the right to nullify Tenant’s exercise of the ROFO with respect to the ROFO Space.

(c)Tenant shall take the ROFO Space in “AS IS” condition, subject to Landlord’s obligations in Section 2(a) above, and Landlord shall have no obligation to make any improvements or alterations to the ROFO Space. Landlord shall determine the exact location of any demising walls (if any) for the ROFO Space. Tenant shall not be entitled to any tenant improvement allowances, free rent periods, or other special concessions granted to Tenant with respect to the original Premises, except as otherwise set forth in Landlord’s ROFO Notice. Fixed Rent for the ROFO Space shall be at the amount of Fixed Rent set forth in Landlord’s ROFO Notice.

(d)Except as set forth in this Section to the contrary, Tenant shall lease ROFO Space under an amendment to this Lease. Upon Landlord’s request, Tenant shall execute an appropriate amendment, in form and content reasonably satisfactory to both Landlord and Tenant, memorializing the expansion of the Premises as set forth in this Section (provided Tenant’s failure to execute such lease or amendment shall not negate the effectiveness of Tenant’s exercise of the ROFO).

(e)If Tenant exercises its right to lease the ROFO Space pursuant to the ROFO: (i) Tenant’s lease of the ROFO Space shall commence upon the later of: (A) the date of availability specified in Landlord’s ROFO Notice; or (B) the date Landlord tenders possession of the ROFO Space in vacant condition; (ii) the ROFO with respect to such leased ROFO Space shall thereafter be null and void; and (iii) the term of Tenant’s lease of the ROFO Space shall be coterminous with the Term of the existing Premises. Landlord shall promptly commence and diligently pursue obtaining possession of the ROFO Space so that Landlord can tender the ROFO Space to Tenant; provided, however, Landlord shall have no liability to Tenant if Landlord does not tender or does not timely tender the ROFO Space to Tenant.

28.EXTENSION OPTION.

(a)Provided no Event of Default then exists, this Lease is in full force and effect, and Tenant is the originally named Tenant or a Permitted Transferee, and Tenant and/or a Permitted Transferee is then occupying at least 1 full floor of the Building, Tenant shall have the right to extend the Term with respect to the Extension Premises (“Extension Option”) for up to 3 consecutive terms of 60 months each beyond the end of the Initial Term (each, an “Extension Term”) by delivering Tenant’s written extension election notice to Landlord no later than the Extension Deadline, with time being of the essence. The “Extension Premises” means, at Tenant’s election as set forth in its extension election notice, either all of the Premises or all of the Premises excluding all or some portion of the Expansion Premises and ROFO Space so long as the Extension Premises consist of entire contiguous floors of the Building. The “Extension Deadline” means: (i) if Tenant and/or a Permitted Transferee is then occupying 3 or more full floors of the Building, the date that is 30 months prior to the expiration of the then-current Term; or (ii) if Tenant and/or a Permitted Transferee is then occupying less than 3 full floors of the Building, the date that is 24 months prior to the expiration of the then-current Term. The terms and conditions of this Lease during each Extension Term shall remain unchanged except Tenant shall only be entitled to the 3 Extension Terms provided above, the annual Fixed Rent for the Extension Term shall be the Extension Rent (as defined below), the Expiration Date shall be the last day of the Extension Term (or such earlier date of termination of this Lease pursuant to the terms hereof), and, except to the extent reflected in the Extension Rent, Landlord shall have no obligation to perform any tenant improvements to the Premises or provide any tenant improvement allowance to Tenant. Upon Tenant’s timely delivery of its written extension election notice, Tenant may not thereafter revoke its exercise of the Extension Option. Notwithstanding anything to the contrary in this Lease, Tenant shall have no right to extend the Term other than or beyond the applicable Extension Terms described in this paragraph.

(b)“Extension Rent” means, with respect to the first 12 months of an Extension Term, the greater of: (i) the fair market extension term base rent for space comparable to the Extension Premises in comparable buildings in the market in which the Project is located (“Fair Market Rent”); or (ii) 102.5% of the Fixed Rent in effect for the Extension Premises for the calendar month immediately prior to the start of such Extension Term. In determining the Fair Market Rent, Landlord, Tenant and any broker shall take into account all relevant factors including, without limitation, prevailing market allowances and concessions for renewing tenants, space measurement methods and loss factors, the lease term, the size of the space, the location of the building(s), parking charges, the amenities offered at the building(s), the age of the building(s), and whether Project Expenses and other pass-through expenses are on a triple net, base year, expense stop or other basis. In lieu of directly providing any prevailing market allowances and/or concessions, Landlord may elect to reduce the Extension Rent by the economic equivalent thereof to reflect the fact that such allowances and concessions were not provided directly to Tenant. During the Extension Term, Tenant shall not be entitled to any tenant improvement allowances, free rent periods or other economic concessions (if any) that Tenant was entitled to during the Initial Term, except to the extent such items are indirectly incorporated into the Fair Market Rent as set forth in this Section. When the Extension Rent is being determined for the first year of the Extension Term, the Extension Rent for the second and all subsequent years of the Extension Term shall also be determined in accordance with the same procedures as are set forth herein and based upon either: (I) if the first year of the Extension Term is determined to be the Fair Market Rent, then the then-prevailing annual rent escalation factor in the applicable leasing market; or (II) if the first year of the Extension Term is determined to be 102.5% of the Fixed Rent in effect for the calendar month immediately prior to the start of such Extension Term, then the Fixed Rent in effect for each 12-month period of the Extension Term shall equal 102.5% of the Fixed Rent in effect for the prior 12-month period.

(c)If Tenant timely exercises an Extension Option and Landlord and Tenant do not agree upon the Fair Market Rent in writing by the date that is the later of 20 days after Landlord’s receipt of Tenant’s extension notice or 3 months prior to the Extension Deadline, then within 15 days after either party notifies the other in writing that such notifying party desires to determine the Fair Market Rent in accordance with the procedures set forth in this Section, Landlord and Tenant shall each deliver to the other party a written statement of such delivering party’s determination of the Fair Market Rent, together with such supporting documentation as the delivering party desires to deliver. Within 10 days after such 15-day period, Landlord and Tenant shall appoint a real estate broker having a minimum of 10 years’ experience in the market in which the Project is located who shall select either Landlord’s determination or Tenant’s determination, whichever the broker finds more accurately reflects the Fair Market Rent. The broker shall be instructed to notify Landlord and Tenant of such selection within 10 days after such broker’s appointment. The broker shall have no power or authority to select any Fair Market Rent other than the Fair Market Rent submitted by Landlord or Tenant nor shall the broker have any power or authority to modify any of the provisions of this Lease, and the decision of the broker shall be final and binding upon Landlord and Tenant. If Landlord and Tenant do not timely agree in writing upon the appointment of the broker, Landlord shall submit to Tenant the names of 3 qualified brokers (i) with a minimum of 10 years’ experience in the market in which the Project is located and (ii) who have not been employed or retained by either Landlord or Tenant or any affiliate of either for a period of at least 10 years prior to appointment pursuant hereto, and Tenant shall have 10 days after receiving such names to notify Landlord of which of the 3 brokers Tenant selects to determine the Fair Market Rent. If Tenant fails to timely notify Landlord of Tenant’s selection, Landlord shall have the right to unilaterally appoint the broker. The fee and expenses of the broker shall be shared equally by Landlord and Tenant.

(d)Upon Tenant’s timely and proper exercise of an Extension Option pursuant to the terms above and satisfaction of the above conditions: (i) the “Term” shall include the Extension Term, subject only to the determination of Extension Rent; (ii) the “Premises” during the Extension Term means the Extension Premises; and

(iii) upon Landlord’s request, Tenant shall execute prior to the expiration of the then-expiring Term, an appropriate amendment to this Lease, in form and content reasonably satisfactory to both Landlord and Tenant, memorializing the extension of the Term for the ensuing Extension Term (provided Tenant’s failure to execute such amendment shall not negate the effectiveness of Tenant’s exercise of the Extension Option).

29.TERMINATION OPTION. Provided: (i) no Event of Default then exists; (ii) this Lease is in full force and effect; and (iii) Tenant is the originally named Tenant or a Permitted Transferee, Tenant has the right to terminate this Lease with respect to one or more contiguous floors of the Premises effective at 11:59 p.m. on the Termination Date, in accordance with and subject to each of the following terms and conditions (“Termination Option”). The “Termination Date” means the last day of the 127th full calendar month after the Commencement Date. If Tenant desires to exercise the Termination Option, Tenant must give to Landlord irrevocable written notice of Tenant’s exercise of the Termination Option (“Termination Notice”), together with the Termination Payment (as defined below), which notice shall specify which floor(s) are being terminated (provided if Tenant does not specify, then the Termination Option shall be for all of the Premises). The Termination Notice and the Termination Payment must be received by Landlord no later than the Termination Deadline, failing which the Termination Option is deemed waived (provided Landlord reserves the right to waive in writing the requirement that Tenant fully and/or timely pay the Termination Payment). The “Termination Deadline” means: (i) if Tenant and/or a Permitted Transferee is then occupying 3 or more full floors of the Building, the date that is 30 months prior to the Termination Date; or (ii) if Tenant and/or a Permitted Transferee is then occupying less than 3 full floors of the Building, the date that is 24 months prior to the Termination Date. The “Termination Payment” means the sum of the unamortized (amortized on a straight-line basis with interest at 8%) amount as of the Termination Date of the following in connection with this Lease and any amendment to this Lease with respect to the portion of the Premises being terminated: (i) brokerage commissions and attorneys’ fees paid by Landlord; (ii) rent concessions; and (iii) total cost incurred by Landlord for improvements to the Premises, including without limitation the Leasehold Improvements and any Building Improvements (as defined in Section 30) and Total Façade Costs (as defined in Section 30), plus any and all allowances to Tenant, including without limitation the Improvement Allowance and the Additional Allowance used by Tenant. Promptly following the Commencement Date, and within 30 days after Landlord’s receipt of Tenant’s written request therefor, the parties shall execute and deliver a statement confirming the amount of the Termination Payment. Tenant’s payment of the Termination Payment is a condition precedent to the termination of this Lease on the Termination Date, and such obligation survives the Expiration Date. Tenant acknowledges and agrees that the Termination Payment is not a penalty and is fair and reasonable compensation to Landlord for the loss of expected rentals from Tenant. The Termination Payment is payable only by wire transfer or cashier’s check. Time is of the essence with respect to the dates and deadlines set forth herein. Notwithstanding the foregoing, if at any time during the period on or after the date of the Termination Notice, up to and including the Termination Date, Tenant is in default of this Lease, beyond all applicable notice, cure and grace periods, then Landlord may elect, but is not obligated, by written notice to Tenant to cancel and declare null and void Tenant’s exercise of the Termination Option, in which case this Lease shall continue in full force and effect for the full Term unaffected by Tenant’s exercise of the Termination Option. As of the date Tenant delivers the Termination Notice, any and all unexercised rights or options of Tenant to extend the Term or expand the Premises (whether expansion options, rights of first refusal, rights of first offer, or otherwise), and any and all outstanding tenant improvement allowance not properly claimed by Tenant in accordance with this Lease immediately terminate and are automatically, without further action required by any party, null and void and of no force or effect. If Tenant timely and properly exercises the Termination Option in accordance with this paragraph and Landlord has not negated the effectiveness of Tenant’s exercise of the Termination Option pursuant to the foregoing, this Lease and the Term for the terminated Premises shall come to an end on the Termination Date with the same force and effect as if the Term were fixed to expire on such date, the Expiration Date shall be the Termination Date, and the terms and provisions of Section 18 shall apply with respect to the terminated premises. If the terminated Premises are less than all of the Premises, then this Lease shall remain in full force and effect with respect to the balance of the Premises, and all provisions in this Lease based on the square footage of the Premises, including without limitation Rent and Tenant’s Share, shall be adjusted accordingly effective on the day immediately following the Termination Date.

30.BUILDING IMPROVEMENTS.

(a)Landlord covenants to spend or have spent, or cause its affiliates to spend or have spent, on or before June 30, 2020, no less than $25,000,000.00 in the aggregate on improvements to the Building and/or Drexel Square as it exists on the date of this Lease (collectively, “Building Improvements”).

(b)If this Lease is amended to expand the Premises to include at least 3 full floors of the Building above street level, and provided the originally named Tenant or a Permitted Transferee is paying Rent on at least 3 full floors of the Building above street level, there is no Event of Default which remains uncured, this Lease is in full force and effect, and the Building Improvements that have been completed include improvements to the east façade of the Building, then Tenant shall have the right to request that Landlord review north and south façade improvements proposed by Tenant. If such façade improvements are approved by Landlord, which approval Landlord may give or deny in its sole and absolute discretion (“Approved Façade Improvements”), Landlord shall provide Tenant with a written estimate of the total design and construction costs therefor. Within 30 days after Tenant’s receipt of such estimate, Tenant shall notify Landlord in writing as to whether Tenant approves or disapproves of the estimate, which approval shall not be unreasonably withheld, conditioned, or delayed, provided if no response is received within such 30-day period, then Tenant shall be deemed to have disapproved the estimate and Landlord shall have no further obligation with respect to the Approved Façade Improvement. However, if Tenant approves the estimate within such 30-day period, Landlord shall cause the Approved Façade Improvements to be completed in a commercially reasonable manner, provided the actual total design and construction costs of the Approved Façade Improvements (“Total Façade Costs”) shall be borne by Tenant and paid as follows: (i) Landlord shall advise Tenant in writing of the Total Façade Costs, and the date that is 30 days after the later of Tenant’s receipt of such writing and Landlord’s commencement of such Approved Façade Improvements is the “Payback Period Start Date”; (ii) Landlord shall amortize the Total Façade Costs on a straight-line basis with interest at 8% over the number of months in the Term from and after the Payback Period Start Date, and the resulting monthly amortized amount is referred to herein as the “Monthly Façade Increase”; (iii) commencing on the Payback Period Start Date, Tenant shall pay the Monthly Façade Increase as Additional Rent on the first day of each month of the Term; and (iv) Landlord may prepare and deliver to Tenant an amendment to this Lease reflecting the foregoing. Tenant shall promptly execute and return to Landlord the amendment for Landlord’s counter-signature, together with a check for the initial Monthly Façade Increase. If Tenant fails to execute or object to the amendment within 10 days after receipt, the amendment shall be deemed accepted by Tenant. Notwithstanding the foregoing, Tenant shall have the option, by providing written notice of such when Tenant approves the estimate, to elect to directly pay Landlord the Total Façade Costs within 30 days following Landlord’s invoice therefor, together with copies of reasonable supporting documentation evidencing such costs.

31.    ZONING. In the event that Tenant desires to pursue zoning relief in connection with its use of the Premises, Landlord shall, at no cost to Landlord, support and assist Tenant with such pursuit, including, but not limited to, signing and submitting applications. The foregoing shall not be deemed to modify the Permitted Use.

[SIGNATURES ON FOLLOWING PAGE]

TENANT CONFESSION CERTIFICATION: Tenant acknowledges and agrees that any failure of Tenant to execute Section 17 of this Lease shall be an absolute bar from Tenant (or Tenant’s successors or assigns) claiming, alleging or petitioning, including, but not limited to, in any petition to open said confession, that such Section is invalid and not binding upon Tenant (or Tenant’s successors or assigns).

IN WITNESS WHEREOF, the parties hereto have executed this Lease under seal as of the day and year first-above stated.

BRANDYWINE 3025 MARKET, LP, a Delaware limited partnership

By: Brandywine 3025 Market Holdings, LLC, its general partner

By: National Safe Harbor Exchanges, its sole
        member

By: _________________________
Name: _______________________
Title: ________________________
Date: ________________________

TENANT: SPARK THERAPEUTICS, INC., a Delaware corporation By: _________________________ Name: _______________________ Title: ________________________ Date: ________________________
Exhibits:
Exhibit A:    Location Plan of Premises
Exhibit B:     Form of COLT
Exhibit C:    Leasehold Improvements
Exhibit D:    Janitorial Specifications
Exhibit E:     Rules and Regulations

[Signature Page]

EXHIBIT A
LOCATION PLAN OF PREMISES (NOT TO SCALE)

AREA PLAN FOR SUITE 026 & 016
(Garden Level)

Suite 026
5,175 SF
Suite 016
1,684 SF

EXHIBIT B
FORM OF COLT

B-1

EXHIBIT C
LEASEHOLD IMPROVEMENTS

This Exhibit C-Leasehold Improvements (this “Exhibit”) is a part of the Lease to which this Exhibit is attached. Capitalized terms not defined in this Exhibit shall have the meanings set forth for such terms in the Lease. Notwithstanding anything to the contrary herein, it is contemplated that the Leasehold Improvements will be completed in two phases, the first with respect to the Lower Level Space and Suite 200, and the second with respect to Suite 300.

1.Definitions.
1.1    “Architect” means the licensed architect engaged by Tenant, subject to Landlord’s reasonable approval, to prepare the Architectural Plans.
1.2    “Architectural Plans” means 100% fully coordinated and complete, Permittable and accurate architectural working drawings and specifications for the Leasehold Improvements prepared by the Architect including all architectural dimensioned plans showing wall layouts, wall and door locations, power and telephone locations and reflected ceiling plans and further including elevations, details, specifications and schedules according to accepted AIA standards.
1.3    “Building Standard” means the quality and quantity of materials, finishes, ways and means, and workmanship specified from time to time by Landlord as being standard for leasehold improvements at the Building or for other areas at the Building, as applicable.
1.4    “Central Systems” means any Building system or component within the Building core servicing the tenants of the Building or Building operations generally (such as base building plumbing, electrical, heating, ventilation and air conditioning, fire protection and fire alert systems, elevators, structural systems, building maintenance systems or anything located within the core of the Building or central to the operation of the Building).
1.5    “Construction Costs” means all costs in the permitting, demolition, construction, acquisition, and installation of the Leasehold Improvements, including, without limitation, contractor fees, overhead and profit, and the cost of all labor and materials supplied by Contractor, suppliers, independent contractors, and subcontractors arising in connection with the Leasehold Improvements.
1.6     “Contractor” means the general contractor selected by Tenant in accordance with the terms of this Exhibit to construct and install the Leasehold Improvements, subject to Section 3.1.
1.7    “Improvement Allowance” means, collectively, the Leasehold Improvement Allowance and the Restroom Improvement Allowance.
1.8    “Improvement Costs” means the sum of: (i) the Planning Costs; and (ii) the Construction Costs.
1.9    “Landlord’s Designer” means the architect, space planner, or engineer, if any, engaged by Landlord to review the Plans for the Leasehold Improvements as contemplated by Section 2 below.
1.10    “Leasehold Improvement Allowance” means: (i) with respect to the Lower Level Space and Suite 200, an amount equal to the product of $65.00 multiplied by the rentable square footage of the Lower Level Space plus Suite 200, which product equals $3,868,410.00; and (ii) with respect to Suite 300, an amount equal to the product of $58.74 multiplied by the rentable square footage of Suite 300, which product equals $2,828,624.70.
1.11    “Leasehold Improvements” means the improvements, alterations, and other physical additions to be made or provided to; constructed, delivered or installed at, or otherwise acquired for, all of the Premises in accordance with the Plans, or otherwise approved in writing by Landlord or paid for in whole or in part from the Improvement Allowance. Any provision of this Exhibit to the contrary notwithstanding, the Leasehold Improvements shall not include Tenant’s Equipment.

Tenant work letter

1.12    “MEP Engineer” means the engineer engaged by Tenant, subject to Landlord’s reasonable approval, to prepare the MEP Plans.
1.13    “MEP Plans” means 100% fully coordinated and complete, Permittable and accurate mechanical, electrical and plumbing plans, schedules and specifications for the Leasehold Improvements prepared by the MEP Engineer in accordance and in compliance with the requirements of applicable building, plumbing, and electrical codes and the requirements of any authority having jurisdiction over or with respect to such plans, schedules and specifications, which are complete, accurate, consistent, and fully coordinated with and implement and carry out the Architectural Plans.
1.14    “Permittable” means that the applicable plan meets the requirements necessary to obtain a building permit from the county in which the Building is located.
1.15    “Planning Costs” means all costs related to the design of the Leasehold Improvements including, without limitation, the professional fees of the Architect and other professionals preparing and/or reviewing the Plans.
1.16    “Plans” means the Architectural Plans together with the MEP Plans, copies of all permit applications required for the Leasehold Improvements, all related documents, and if applicable, the Structural Plans.
1.17    “Restroom Improvement Allowance” means an amount equal to the product of $5.00 multiplied by the rentable square footage of the Premises, which product with respect to Suite 200 equals $263,275.00, and with respect to Suite 300 equals $240,775.00 (there is no Restroom Improvement Allowance with respect to the Lower Level Suites).
1.18    “Structural Engineer” means the engineer engaged by Tenant, subject to Landlord’s reasonable approval, to prepare the Structural Plans.
1.19    “Structural Plans” means 100% fully coordinated and complete, Permittable, and accurate structural plans, schedules and specifications, if any, for the Leasehold Improvements prepared by the Structural Engineer in accordance and in compliance with the requirements of any authority having jurisdiction over or with respect to such plans, schedules and specifications, which are complete, accurate, consistent, and fully coordinated with and implement and carry out the Architectural Plans.
1.20    “Substantial Completion” means the later of the date on which the Leasehold Improvements have been completed except for punch list items as determined by Landlord’s architect or space planner, and Tenant has obtained a certificate permitting the lawful occupancy of the Premises issued by the appropriate governmental authority.
1.21    “Tenant’s Equipment” means any telephone, telephone switching, data, and security cabling and systems, cabling, furniture, computers, servers, Tenant’s trade fixtures, and other personal property installed (or to be installed) by or on behalf of Tenant in the Premises.
2.Plans.
2.1Access. Following the full execution and delivery of this Lease, Tenant and its authorized agents, employees and Contractor shall have the right, at Tenant’s own risk, expense, and responsibility, to enter the Premises for the purpose of designing and constructing the Leasehold Improvements, provided that Tenant acknowledges that all provisions of the Lease shall then be in full force and effect (except the obligation to pay Fixed Rent, Project Expenses, Taxes, and Project Utility Costs (except for electricity used by Tenant at the Premises)). Tenant and its authorized agents, employees, and contractors shall have the right to enter the Building core areas on every floor, including existing pipe and duct chases connecting and continuing from the Premises to the basement and to the penthouse and roof. Access to spaces adjacent to, or within space occupied by other tenants, shall be scheduled with the affected tenants at least 24 hours in advance.

Tenant work letter

2.2Process. Tenant shall prepare and deliver to Landlord proposed Plans for Landlord’s review, stamped for permit filing, together with any underlying detailed information Landlord may require in order to evaluate the Plans no later than: (i) with respect to the Leasehold Improvements in the Lower Level Space and Suite 200, the later of 45 business days after full execution and delivery of the Lease and prior to commencement of the Leasehold Improvements in the Lower Level Space and Suite 200; and (ii) with respect to the Leasehold Improvements in Suite 300, the later of 45 business days after the Suite 300 Delivery Date and prior to commencement of the Leasehold Improvements in Suite 300. The design of the Leasehold Improvements must be consistent with sound architectural and construction practices in first-class office buildings comparable in size and market to the Building and must utilize only Building Standard items or such items as are approved by Landlord, such approval not to be unreasonably withheld. Within 10 business days after Landlord’s receipt of the Plans, Landlord shall notify Tenant in writing as to whether Landlord approves or disapproves such Plans, which approval shall not be unreasonably withheld, and may contain conditions. If Landlord disapproves of the Plans, or approves the Plans subject to modifications, Landlord shall state in its written notice to Tenant the reasons therefor, and Tenant, upon receipt of such written notice, shall revise and resubmit the Plans to Landlord for review and Landlord’s reasonable approval, which approval shall not be unreasonably withheld, and which response shall be given within 10 business days after Landlord’s receipt of such revised Plans. All design, construction, and installation in connection with the Leasehold Improvements shall conform to the requirements of applicable building, plumbing, and electrical codes and the requirements of any authority having jurisdiction over, or with respect to, such Leasehold Improvements. All reasonable third-party costs incurred by Landlord, including the professional fees of Landlord’s Designer, in reviewing the Plans shall be paid by Tenant to Landlord within 30 days after receipt by Tenant of a statement of such costs. Landlord’s approval of the Plans is not a representation that: (a) such Plans are in compliance with all applicable Laws; or (b) the Plans or design is sufficient for the intended purposes. Tenant shall be responsible for all elements of the design of the Plans (including, without limitation, compliance with law, functionality of design, the structural integrity of the design, the configuration of the Premises and the placement of Tenant’s furniture, appliances and equipment), and Landlord’s approval thereof or of Tenant’s plans therefor shall in no event relieve Tenant of the responsibility for such design.
2.3Permit Application. Tenant shall deliver any and all Plans and all revisions thereto to Landlord and obtain Landlord’s approval of same prior to submitting any of such Plans for permits. Tenant shall promptly apply for and pay the cost of obtaining all permits and certificates for the Leasehold Improvements upon receiving Landlord’s approval of the Plans. Tenant agrees to pay for any charges levied by inspecting agencies as such charges are levied in connection with the Leasehold Improvements.
2.4Plan Changes. If there are any material changes in the Leasehold Improvements or the Plans from the work or improvements shown in the Plans as approved by Landlord, each such change must receive the prior written approval of Landlord, and, in the event of any such approved change in the Plans, Tenant shall, upon completion of the Leasehold Improvements, furnish Landlord with an accurate “as built” plan of the Leasehold Improvements as constructed (hard copy and CAD/REVIT files), which plans shall be incorporated into this Exhibit by this reference for all intents and purposes.
2.5Tenant’s and Landlord’s Representative. “Tenant’s Representative” means Jim White, whose email address is jim.white@sparktx.com. “Landlord’s Representative” means John Hill, whose email address is john.hill@bdnreit.com. Each party shall have the right to designate a substitute individual as Tenant’s Representative or Landlord’s Representative, as applicable, from time to time by written notice to the other. All correspondence and information to be delivered to Tenant with respect to this Exhibit shall be delivered to Tenant’s Representative, and all correspondence and information to be delivered to Landlord with respect to this Exhibit shall be delivered to Landlord’s Representative. Notwithstanding anything to the contrary in the Lease, communications between Landlord’s Representative and Tenant’s Representative in connection with this Exhibit may be given via electronic means such as email without copies.
3.Performance of Leasehold Improvements.
3.1Selection of Contractor. Tenant shall inform Landlord of the general contractors from whom Tenant desires to solicit bids for the Leasehold Improvements. Each general contractor from whom Tenant desires to solicit a bid and the terms of the selected contractor’s contract (the “Construction Contract”) shall be subject to Landlord’s

Tenant work letter

reasonable approval. Landlord shall have the right to specify one general contractor who, at Tenant’s option, shall either be the Contractor or one of the general contractors to whom Tenant bids the Leasehold Improvements. The Contractor shall contract for such work directly with Tenant, but shall perform such work in coordination with Landlord’s operation of the Building. Tenant shall provide Landlord with a list of all subcontractors the Contractor will use in connection with the performance of the Leasehold Improvements as such subcontractors are selected to assist in the performance of the Leasehold Improvements. Tenant’s contractors and subcontractors shall work in harmony and shall not interfere with labor employed by Landlord, or its contractors or subcontractors or by any other tenant or their contractors.
3.2Construction in Accordance with Plans; Schedule. Tenant shall cause the Leasehold Improvements to be performed by the Contractor substantially in accordance with the approved Plans (including without limitation any Landlord conditions on such approval), Laws, and Landlord’s rules and regulations for construction, and sustainable guidelines and procedures. Tenant shall diligently pursue completion of the Leasehold Improvements, which shall expressly include improving all of the Premises. Within 30 days after execution of the Construction Contract, Tenant shall provide Landlord with a completed Sustainability Cost Detail Form, the form of which will be provided by Landlord. Prior to commencement of the Leasehold Improvements, Tenant shall provide Landlord with a schedule of the estimated dates and amounts for Tenant’s requests for disbursement from the Improvement Allowance pursuant to Section 4.6 below (the “Draw Schedule”). If during completion of the Leasehold Improvements there are any material changes to the dates or amounts on the Draw Schedule, Tenant shall promptly notify Landlord with the specifics of the changes. Within 30 days after receipt of request therefor from time to time, Tenant shall provide Landlord with an accounting of all costs incurred by or on behalf of Tenant in connection with the Leasehold Improvements, and/or a certificate of the percentage of completion from the Architect.
3.3Tenant’s Equipment. Tenant shall be solely responsible for the ordering and time of ordering of Tenant’s Equipment.
3.4Building Standards. Except to the extent that the Plans expressly provide for the construction or installation of improvements, items, materials, fixtures, finishes, quantities, specifications, etc. that are non-Building Standard, Tenant will cause the Leasehold Improvements to be constructed or installed to Building Standards or better.
3.5Fire-Life Safety; Central Systems.
a.Any Leasehold Improvements relating to the Building fire and life safety systems shall be performed by Landlord’s fire and life safety subcontractor, at Tenant’s expense, or by Tenant’s fire and life safety subcontractor with Landlord’s prior written approval.
b.Neither Tenant nor any of its agents or contractors shall alter, modify, or in any manner disturb any of the Central Systems without Landlord’s prior written approval.
4.Costs.
4.1    Improvement Allowance.
a.Landlord shall provide the Improvement Allowance to Tenant in accordance with the terms of this Exhibit.
b.Except as may be expressly provided to the contrary in this Exhibit, the Improvement Allowance shall be applied solely towards payment of the Improvement Costs (specifically excluding costs for Tenant’s Equipment, cabling, moving, utilities, and movable furniture, fixtures, or equipment that has no permanent connection to the structure of the Building), provided the Restroom Improvement Allowance shall be applied solely towards payment of Improvement Costs that are incurred with respect to the renovation of the restrooms to specifications comparable to that of FMC Tower restrooms and so that they are also in compliance with all applicable Laws.
c.If, as of the 18-month anniversary of the Commencement Date (or the 18-month anniversary of the Suite 300 Rent Commencement Date with respect to the Improvement Allowance allocated to the Suite 300

Tenant work letter

Leasehold Improvements), any portion of the Improvement Allowance remains undisbursed, the Improvement Allowance shall be deemed reduced by such undisbursed amount, and Landlord shall retain such undisbursed portion of the Improvement Allowance which shall be deemed waived by Tenant and shall not be paid to Tenant, credited against Rent, or applied to Tenant’s moving costs or prior lease obligations.
4.2    Additional Allowance Option. Provided there is no Event of Default, Tenant shall have the option (“Additional Allowance Option”) of being provided an additional allowance by Landlord in the amount equal to the product of $35.00 multiplied by the rentable square footage of the Premises ($2,082,990.00 for the Lower Level Space and Suite 200, and $1,685,425.00 for Suite 300) (“Additional Allowance”), to be applied against the Improvement Costs. In connection with Tenant exercising the Additional Allowance Option, the amount of the Additional Allowance shall increase the amount of Fixed Rent payable by Tenant as follows: the total amount of the Additional Allowance shall be amortized over the Initial Term of the Lease on a straight-line basis at the interest rate of 8% and Fixed Rent shall be increased by the resulting product of such calculation. In the event that Tenant elects to exercise the Additional Allowance Option, Tenant shall provide written notice to Landlord within 120 days after the execution of this Lease with respect to the Lower Level Space and Suite 200, or within 120 days following the Suite 300 Commencement Date, as applicable. If Tenant fails to so notify Landlord within the time period provided herein, then Tenant shall have no further Additional Allowance Option and such Additional Allowance shall be null and void. If Tenant timely elects to exercise the Additional Allowance Option, then Tenant and Landlord shall enter into an amendment to the Lease memorializing the amount of the Additional Allowance that Tenant elects to utilize pursuant to this paragraph and the corresponding increase in the amount of Fixed Rent consistent with the terms and conditions set forth in this Section.
4.3    Tenant’s Payment Responsibility. Tenant shall be responsible for the full and timely payment of all Improvement Costs.
4.4    Excess Costs. To the extent that the Improvement Costs exceed the Improvement Allowance, Tenant shall be solely responsible for payment of such excess amount.
4.5    Rent. If Tenant fails to make any payment to Landlord when due under this Exhibit, such failure shall be deemed a failure to make a Rent payment under the Lease. Landlord shall have no obligation to make a disbursement from the Improvement Allowance if, at the time such disbursement is to be made, there exists an Event of Default or a condition which with notice and/or the passage of time would constitute an Event of Default.
4.6    Disbursement of Improvement Allowance.
a.Subject to the terms of this Exhibit, Landlord shall disburse the Improvement Allowance to Tenant for payment or reimbursement to Tenant, as the case may be, of the Improvement Costs for work in place (but not for costs arising from an Event of Default or from any facts or circumstances that could become an Event of Default, such as legal fees or bonding costs arising in connection with a mechanic’s lien placed on the Premises or Tenant’s interest therein), and in no event will Landlord be required to disburse all or any portion of the Improvement Allowance prior to the Delivery Date. Landlord shall have the right to make Improvement Allowance disbursements to any party for whom Tenant has requested a disbursement or, following the occurrence of an Event of Default, directly to the Contractor.
b.Landlord shall be entitled to withhold from any requested disbursement for payment under the Construction Contract a retainage equal to the greater of the retainage set forth in the Construction Contract or 10% of amount due under the Construction Contract (the “Retainage”).
c.Any provision of this Exhibit to the contrary notwithstanding, Tenant agrees that Landlord shall not be obligated to make a disbursement from the Improvement Allowance unless the following conditions have been satisfied or waived in writing by Landlord:
(i)    Intentionally Deleted.

Tenant work letter

(ii)    With respect to amounts payable under the Construction Contract or any other contract under which a mechanic’s or materialmen’s lien could arise (as reasonably determined by Landlord), Landlord shall have received from Tenant a request for payment, which request includes: (A) a copy of a certificate signed by the Architect certifying the then-percentage completion of the Leasehold Improvements, and approving payment of an amount at least equal to the amount set forth in Tenant’s request for payment; (B) a submission by the Architect of AIA forms G-702 and G-703, or substantially similar forms (Landlord and Tenant agree that the retainage set forth in such forms is one and the same as the Retainage set forth above and that there will not be a separate or an additional retainage under such forms); (C) as applicable, proof of payment; and (D) partial releases of liens from the Contractor and any other relevant contractor or subcontractor for work for which Tenant requests a disbursement (collectively, the “Lien Waivers”).
(iii)    Provided Landlord has received a disbursement request from Tenant, together with the other items, certifications, Lien Waivers, etc. required under this Exhibit in connection with such disbursement, Landlord shall make such disbursement within thirty (30) days following such disbursement request. Landlord shall not be required to make more than one (1) disbursement from the Improvement Allowance during any thirty (30)-day period.
(iv)    Landlord shall have had the opportunity to inspect and approve the Leasehold Improvements performed for which disbursement has been requested, such approval not to be unreasonably withheld.
(v)    Landlord shall have no obligation to make a disbursement from the Improvement Allowance to the extent that there exists any unbonded lien against the Building or the Premises or Tenant’s interest therein (including the cost to bond over the lien to the reasonable satisfaction of Landlord, plus Landlord’s reasonable attorneys’ fees) by reason of work done, or claimed to have been done, or materials supplied, or claimed to have been supplied, to or for Tenant for the Premises, or if the conditions to advances of the Improvement Allowance are not satisfied. Landlord shall notify Tenant in writing of the reasons that Landlord disputes disbursing any portion of the Improvement Allowance. Landlord shall withhold only such amounts as Landlord disputes in good faith and only such amounts as Landlord deems reasonably necessary to protect Landlord’s interests. Landlord shall have no obligation to disburse any portion of the Improvement Allowance for the payment of any bond premiums required of Tenant under this Exhibit in connection with any liens filed or sought in connection with the Leasehold Improvements.
(vi)    The Retainage shall be disbursed to Tenant 30 days after Substantial Completion of the Leasehold Improvements; provided, however, in no event shall the Retainage be disbursed to Tenant until such time as Tenant has complied with the requirements set forth in Section 3.2 and Section 5.3 hereof and the cost to correct punch list items would be less than $5,000.
(vii)    With respect to Planning Costs incurred by Tenant, Landlord shall disburse to Tenant the amount requested by Tenant (not to exceed the Improvement Allowance, and subject to any limitations on soft cost disbursements set forth elsewhere in this Exhibit) within 30 days after Landlord receives a disbursement request from Tenant, which request shall include a reasonably detailed invoice from the professional for whom the disbursement is sought and a certification from Tenant that such professional has satisfactorily performed his/her or its services for which the disbursement is sought.
(viii)    There shall exist no Event of Default.
4.7    Inspection of Leasehold Improvements. Landlord reserves the right to inspect and to be present during the performance of the Leasehold Improvements solely for the purpose of protecting Landlord’s interest in the Building, but Landlord will have no obligation to so inspect or be present and, if Landlord elects to so inspect, or to be present during the performance of all or any portion of the Leasehold Improvements, neither such inspection nor such presence shall give rise to any liability by Landlord to Tenant or to any other person or entity.
5.Landlord’s Warranty Work and Rules for Work.

Tenant work letter

5.1Landlord’s Warranty Work Complete. Tenant accepts the Premises in “AS IS” condition. Except with respect to Landlord’s Warranty Work, Landlord shall have no obligation under the Lease, this Exhibit, or otherwise to make any improvements (including, without limitation, to perform any demolition, which shall be Tenant’s responsibility) to the Premises or to deliver, provide or install any materials in, to, or at the Premises.
5.2Conditions to Disbursement of Retainage. Prior to Landlord’s disbursement of any portion of the Retainage, Tenant, at Tenant’s expense, shall:
a.furnish evidence reasonably satisfactory to Landlord that the Leasehold Improvements have been paid for in full (other than any Leasehold Improvements to be paid for with the Retainage), that any and all liens therefor that have been or might be filed have been discharged of record (by payment, bond, order of a court of competent jurisdiction, or otherwise) or waived, and that no security interests relating to the Leasehold Improvements are outstanding and provide final Lien Waivers;
b.furnish to Landlord a copy of the Certificate of Occupancy and all other certifications and approvals with respect to the Leasehold Improvements that may be required from any governmental authority and/or any board or fire underwriters or similar body for the use and/or occupancy of the Premises;
c.furnish to Landlord proof of the insurance required by the Lease;
d.furnish an affidavit from the Architect certifying that the Leasehold Improvements have been completed substantially in accordance with the Plans; and
e.provide Landlord with the opportunity to inspect the Premises so that Landlord can be reasonably satisfied that Substantial Completion occurred in accordance with the Plans.
5.3Additional Deliveries. Within 90 days after Substantial Completion, Tenant, at Tenant’s expense, shall furnish Landlord with:
a.    1 set of reproducible “as built” blueprints of the Premises, together with CAD/REVIT files;
b.    an HVAC air balancing report reasonably satisfactory to Landlord;
c.    copies of all guaranties and/or warranties; and
d.    copies of all O&M information, manuals, etc.
5.4Interference with Others. Tenant will make reasonable efforts not to materially obstruct or materially interfere with the rights of, or otherwise materially disturb or injure, other tenants of the Building during the performance of the Leasehold Improvements.
5.5Rules and Regulations for Construction. Tenant shall cause the Contractor and each of the Contractor’s subcontractors to adhere to the rules and procedures set forth in Exhibit C-1 attached hereto. Landlord shall apply and enforce such rules and procedures against all contractors and tenants of the Project in a uniform and non-discriminatory manner.
5.5Insurance. Tenant shall cause the Contractor, at no cost to Landlord, to maintain and keep in full force and effect, the insurance required under Exhibit C-2, with such companies, and in such form and amounts as Landlord may reasonably require. Tenant shall, at no cost to Landlord, maintain and keep in full force and effect, the insurance required of Tenant under the Lease and this Exhibit. Prior to commencement of construction of the Leasehold Improvements, Landlord shall be provided with copies of insurance certificates indicating coverages as required by Exhibit C-2, are in full force and effect, and a copy of the executed Construction Contract.

Tenant work letter

5.6Landlord Delay Defined. A “Landlord Delay” is any delay in Substantial Completion to the extent caused by any of the following, provided written notice of such potential Landlord Delay is first given to Landlord’s Representative and the cause of such potential delay is not remedied within 48 hours:
a.Landlord’s failure to comply with the terms of the Lease, without limitation Landlord’s failure to comply with any of the deadlines specified in this Exhibit.
b.Delay caused by major or extensive revisions to the Plans requested by Landlord arising from circumstances other than circumstances beyond the control of Landlord or unforeseen at the time of Landlord’s approval of the Plans.
c.The nonperformance or the delay in performance of any work or activity including the Landlord’s Warranty Work if required to be performed by Landlord or any of its employees, agents, or separate contractors except by reason of Force Majeure Events.
d.Landlord’s interference with Tenant’s access to the Premises, including the unavailability of freight elevator service to all floors of the Premises due to the elevators being out of service (and not due to their being used for other purposes, provided access to the elevators is provided in accordance with Section 8(e) of the Lease) and other areas of the Building needed by Tenant in order to perform the Leasehold Improvements.

Tenant work letter

EXHIBIT C-1
CONTRACTOR REQUIREMENTS
A.General

1.	No work shall be permitted until the property management office is furnished with copies of all required permits.

2.
All demolition, removal or other types of work, which may inconvenience other tenants or disturb building operations, must be scheduled and performed before or after normal working hours. The property management office shall be notified at least 24 hours prior to commencement of such work.

3.    All fire alarm testing must be performed after normal working hours.
B.Prior to commencement of Leasehold Improvements

1.
Tenant shall deliver to Landlord, for Landlord’s approval, which will not be unreasonably withheld, a list of all the contractors and subcontractors who will be performing the work. Landlord hereby approves Structuretone as an approved contractor.

2.
The Contractor must obtain a performance and payment bond for the project. Bonding companies shall be licensed in the jurisdiction in which the Building is located. The bond premium shall be included in all bids. Bond form and agent shall be submitted for Landlord review prior to construction start.

3.
Tenant shall deliver to Landlord 2 complete sets of permit plans and specifications properly stamped by a registered architect or professional engineer and shall deliver to Landlord any and all subsequent revisions to such plans and specifications.

4.
It is Tenant’s responsibility to obtain approval of plans and required permits from jurisdictional agencies. Tenant must submit copies of all approved plans and permits to the property management office and post the original permit on the Premises prior to commencement of any work. All work performed by a contractor or subcontractor shall be subject to Landlord’s inspection.

C.Requirements and Procedures

1.
At such time as other tenants shall occupy the Building, core drilling or cutting shall be permitted only between the hours of 7:00 p.m. and 7:00 a.m. Monday through Friday and 4:00 p.m. on Saturday through 7:00 a.m. on Monday. All core drilling/cutting must be approved by the Base Building structural engineer. X-rays of areas may be required at Landlord’s engineer’s discretion. The property management office must be notified at least 24 hours prior to commencement of such work.

2.
Prior to the initiation of any construction activity in the Building, Tenant shall make arrangements for use of the loading dock and elevators with the property management office. Upon initiation of construction activity in the Building, Tenant shall make arrangements for use of the loading dock and elevators with the property management office 48 hours in advance. Notwithstanding the foregoing, Tenant shall not have a priority over future tenants and/or their contractors in the use of the elevators and loading dock. No material or equipment shall be carried under or on top of the elevators. If the building manager deems an elevator operator is required, such operator shall be provided by the general contractor at the general contractor’s expense.

3.	Tie-in of either fire alarm or sprinkler/fire suppression systems shall not occur until all other work related to such systems has been completed.

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Tenant work letter

4.
If a shutdown of risers and mains for electric, HVAC, sprinkler, fire protection, and plumbing work is required, work shall be scheduled with 24-hour advance notice. Drain downs or fill-ups of the sprinkler system or any other work to the fire protection system which may set off an alarm, must be accomplished between the hours of 7:00 p.m. and 7:00 a.m. Monday through Friday and 4:00 p.m. on Saturday through 7:00 a.m. on Monday.

5.	The general contractor must:

a.	Properly supervise construction on the Premises at all times.

b.	Police the job at all times, continually keeping the Premises and Project orderly. All Tenant materials are to be reasonably neatly stacked.

c.	Maintain cleanliness and protection of all areas, including elevator and lobbies.

d.
Distribute I.D. badges, provided by Landlord, to all construction workers. Any construction worker without a valid badge will be escorted from the building. I.D. badges will be changed at the discretion of the property management office.

e.
If other tenants occupy the building, provide the property management office with a list of those who are expected on the job after hours or during a weekend. Tenant shall use its best efforts to submit such list by noon on the day in which after hours work is scheduled.

f.	Arrange for telephone service if necessary. The property management and security telephones will not be available for use by contractors.

g.	Block off supply and return grills, diffusers and ducts to keep dust from entering into the Building air system.

h.	Avoid and prevent the disturbance of other tenants.

i.	Tenant’s contractors and subcontractors may only park in parking areas at the Project specifically designated by Landlord.

6.
If Tenant’s general contractor is negligent in any of its responsibilities, Landlord shall give Tenant notice of such negligence and a reasonable opportunity to cure such negligence (except in the case of emergencies or potential harm to persons or damage to property), at Tenant’s sole expense. If Tenant fails to cure timely such negligence, Landlord may elect to correct the same and Tenant shall be charged for the corrective work.

7.	All equipment and material installation must be equal to or exceed the standards of workmanship and quality established for the Building.

8.
Upon completion of the work, Tenant shall submit to the property management office properly executed forms or other documents indicating approval by all relevant agencies of the local government having jurisdiction over the Building whose approval is required for Tenant’s use and occupancy of the Premises.

9.	Tenant shall submit to the property management office a final “as-built” and/or record set of drawings, together with CAD/REVIT files, showing all items of work in full detail.

10.
Contractors who require security for the Premises during construction shall provide same at their sole expense. Landlord will not be liable for any stolen items from Tenant’s work area. It is suggested

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Tenant work letter

that the contractor and subcontractors use only tools and equipment bearing an identification mark denoting the contractor and subcontractor’s name.

11.	All contractors/subcontractors/employees will enter and exit through the loading dock area, and use the freight elevator. Building passenger elevators may not be used.

12.
Prior to the commencement of construction, Landlord and Tenant will inspect the Building, and Tenant will prepare and deliver to Landlord a memorandum setting forth any pre-construction damages to the Building. Any damage caused by the contractor to existing work of others shall be repaired or replaced at the sole cost and expense of the contractor to Landlord’s satisfaction.

13.	The contractor shall be responsible for the protection of finished surfaces of public areas (floors, walls, ceiling, etc.).

14.
Contractors will be permitted to use restroom facilities only on the floors on which construction services are being provided. Any damages to these facilities will be repaired by the contractor at its sole cost and expense. Landlord will provide no janitorial services to such restrooms.

15.
Tenant shall pay all utility costs after the delivery of the Premises to Tenant, and during any construction period. If required by Landlord at any time during the completion of the Leasehold Improvements, Landlord may install, at Landlord’s sole cost and expense, electric submeters on each floor of the Premises. All electric power to Tenant’s contractor and subcontractors’ tools shall be powered through such submeters. Tenant shall pay Landlord for use of such electric power within 10 days after written demand. If Tenant requests that Landlord provide central heating or air conditioning, Tenant shall be charged the then-prevailing hourly rate for such central heating or air conditioning service.

16.
The contractor must arrange to have freight or stock received by its own forces. Contractors and subcontractors are required to submit to the property management office a written request for dock space for offloading materials and/or equipment required to construct Tenant’s space. All requests are to include the name of the supplier/hauler, time of expected arrival and departure from Landlord’s dock facility, name of contractors and subcontractors designated to accept delivery, and the location that the materials/equipment will be transported by the contractor/subcontractor. Disregard for this requirement will result in those vehicles being moved at the vehicle owner’s expense. Under no circumstances will a vehicle be parked and left in the loading dock. The contractor must provide for storage and removal of all trash at the contractor’s expense. The contractor is not allowed to use the building trash dumpster under any circumstances. Any building materials left in loading dock, service corridor, stairwell, garage, on the site, etc. will be removed from the Project at the contractor’s expense. Upon delivery of materials to the loading dock, tools, supplies, equipment, etc., the transport vehicle must be removed from the loading dock prior to the materials being carried to the worksite.

17.
The location of construction dumpsters, porta potties, and other items necessary to facilitate orderly execution of construction with minimal disruption to other tenants and the site shall be selected by the mutual agreement of Tenant and Landlord.

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Tenant work letter

EXHIBIT C-2
INSURANCE REQUIREMENTS
The Contractor shall, throughout the duration of any contract or any work authorized under purchase order, at its expense, carry and from time to time renew worker’s compensation insurance, and commercial general liability insurance in the amount of $5,000,000, single limit covering both bodily injury and property damage, including any indemnity and hold harmless clause Landlord may reasonably require, in such amounts Landlord may approve. An insurance certificate in the customary form, naming Landlord and Landlord’s property manager as additional insureds and evidencing that premiums therefor have been paid, shall be delivered to Landlord simultaneously with the execution of any contract and prior to performing any work authorized under a purchase order and within 5 days prior to expiration of such insurance a like certificate shall be delivered to Landlord evidencing the renewal of such together with evidence satisfactory to Landlord of payment of the premium.

C-2-1

Tenant work letter

EXHIBIT D
JANITORIAL SPECIFICATIONS

CLEANING SPECIFICATIONS

BrandywineRealtyTrust

	DAILY	WEEKLY	AS NEEDED
Office	▪ Empty trash and recycle ▪ Spot clean carpet ▪ Remove visible debris/ litter from carpet ▪ Spot clean desks and tables ▪ Straighten chair – furniture ▪ Turn off lights	▪ Dust desks (only if clear of personal effects) and tops of system furniture ▪ Vacuum carpet ▪ Clean telephones in common areas ▪ Clean tables	▪ Clean wastebaskets ▪ Clean light fixtures and vents ▪ Clean walls, switch plates and baseboards ▪ Dust file cabinets, partitions and bookshelves ▪ Clean chairs ▪ Clean doors ▪ Dust pictures and surfaces over 5’ ▪ Dust window sills, blinds, ledges and radiators ▪ Spot clean side light glass
Restroom	▪ Sinks ▪ Floors ▪ Counters ▪ Trash receptacle ▪ Toilet/urinals ▪ Dispensers ▪ Door ▪ Spot clean walls ▪ Spot clean partitions	▪ Dust lights ▪ Dust surfaces over 5’	▪ Ceiling vents ▪ Clean walls ▪ Clean partitions
Floor Care	▪ Spot clean carpet	▪ Sweep kitchen floors ▪ Wet mop kitchen floors	▪ Burnish polished surfaces ▪ Machine scrub restroom floors

These specifications are subject to change without notice. The cost for any cleaning over and above the standard cleaning specifications are to be paid by tenant.

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EXHIBIT E
RULES AND REGULATIONS

BrandywineRealtyTrust

RULES AND REGULATIONS

1. Sidewalks, entrances, passages, elevators, vestibules, stairways, corridors, halls, lobby, and any other part of the Building shall not be obstructed or encumbered by Tenant or used for any purpose other than ingress or egress to and from the Premises. Landlord shall have the right to control and operate the common portions of the Building and exterior facilities furnished for common use of the Building's tenants (such as the eating, smoking, and parking areas) in such a manner as Landlord deems appropriate.

2. No awnings or other projections may be attached to the outside walls of the Building without the prior written consent of Landlord. All drapes and window blinds shall be of a quality, type, design, and color, and attached in a manner approved in writing by Landlord.

3. No showcases, display cases, or other articles may be put in front of or affixed to any part of the exterior of the Building, or placed in hallways or vestibules without the prior written consent of Landlord. All supplies shall be kept in designated storage areas. Tenant shall not use or permit the use of any portion of the Project for outdoor storage. No mats, trash, or other objects may be placed in the public corridors, hallways, stairs, or other common areas of the Building.

4. Restrooms and other plumbing fixtures shall not be used for any purposes other than those for which they were constructed, and no debris, rubbish, rags, or other substances may be thrown therein. Only standard toilet tissue may be flushed in commodes. All damage resulting from any misuse of these fixtures shall be the responsibility of the tenant who, or whose employees, agents, visitors, clients, or licensees, caused such damage. Bathing and changing of clothes is permitted only in designated shower/locker facilities, and is not permitted in restrooms.

5. Tenant shall not, without the prior written consent of Landlord, mark, paint, drill into, bore, cut, string wires, or in any way deface any part of the Premises or the Building except for the reasonable hanging of decorative or instructional materials on the walls of the Premises. Tenant shall remove seasonal decorations that are visible outside of the Premises within 30 days after the end of the applicable season.

6. Tenant shall not construct, install, maintain, use, or operate in any part of the Project any electrical device, wiring, or other apparatus in connection with a loud speaker system or other sound/communication system that may be heard outside the Premises.

7. No bicycles, mopeds, skateboards, scooters, or other vehicles may be brought into, used, or kept in or about the Building or in the common areas of the Project other than in locations specifically designated thereof. No animals or pets of any kind (other than a service animal performing a specified task), including without limitation fish, rodents, and birds, may be brought into, used, or kept in or about the Building. Rollerblading and roller skating is not permitted in the Building or in the common areas of the Project.

8. Tenant shall not cause or permit any unusual or objectionable odors to be produced upon or permeate from the Premises.

9. No space in the Project may be used for the manufacture of goods for sale in the ordinary course of business, or for sale at auction of merchandise, goods, or property of any kind.

10. Tenant shall not make any unseemly or disturbing noises, or disturb or interfere with the occupants of the Building or neighboring buildings or residences by voice, musical instrument, radio, talking machines, whistling, singing, lewd behavior, or in any other way. All passage through the Building's hallways, elevators, and main lobby shall be conducted in a quiet, businesslike manner. Tenant shall not commit or suffer any waste upon the Premises, the Building, or the Project, or any nuisance, or do any other act or thing that may disturb the quiet enjoyment of any other tenant in the Building or Project.

11. Tenant shall not throw anything out of the doors, windows, or down corridors or stairs of the Building.

12. Tenant shall not place, install, or operate in the Premises or in any part of the Project, any engine, stove,

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machinery, or electrical equipment not directly related to its business, including without limitation space heaters, coffee cup warmers, and small refrigerators, conduct mechanical operations, cook thereon or therein, or place or use in or about the Premises or the Project any explosives, gasoline, kerosene oil, acids, caustics, canned heat, charcoal, or any other flammable, explosive or hazardous material, without the prior written consent of Landlord. Notwithstanding the foregoing, Tenant shall have the right to install and use a coffee machine, microwave oven, toaster, ice maker, refrigerator, and/or vending machine in compliance with all applicable Laws in a kitchen or break room designated as such by Landlord, provided Tenant shall use only stainless steel braided hoses. All supply waterlines shall be of copper (not plastic) tubing.

13. No smoking (including without limitation of cigarettes, cigars, and e-cigarettes) is permitted anywhere in the Premises, the Building, or the Project, including but not limited to restrooms, hallways, elevators, stairs, lobby, exit and entrance vestibules, sidewalks, and parking lot areas, provided smoking shall be permitted in any Landlord-designated exterior smoking area. All cigarette ashes and butts shall be deposited in the containers provided for such disposal, and shall not be disposed of on sidewalks, parking lot areas, or toilets.

14. Tenant shall not install any additional locks or bolts of any kind upon any door or window of the Building without the prior written consent of Landlord. Tenant shall, upon the termination of its tenancy, return to Landlord all keys for the Premises, either furnished to or otherwise procured by Tenant, and all security access cards to the Building.

15. Tenant shall keep all doors to hallways and corridors closed during Business Hours except as they may be used for ingress or egress.

16. Tenant shall not use the name of the Building, Project, Landlord, or Landlord's agents or affiliates in any way in connection with its business except as the address thereof. Landlord shall also have the right to prohibit any advertising by Tenant that, in Landlord's sole opinion, tends to impair the reputation of the Building or its desirability as a building for offices, and upon written notice from Landlord, Tenant shall refrain from or discontinue such advertising.

17. Tenant shall be responsible for all security access cards issued to it, and shall secure the return of all security cards from all employees terminating employment with them. Lost cards shall cost $35.00 per card to replace. No person/company other than Building tenants and/or their employees may have security access cards unless Landlord grants prior written approval.

18. All deliveries to the Building that involve the use of a hand cart, hand truck, or other heavy equipment or device shall be made via the freight elevator, if such freight elevator exists in the Building. Tenant shall be responsible to Landlord for any loss or damage resulting from any deliveries made by or for Tenant to the Building. Tenant shall procure and deliver to Landlord a certificate of insurance from its movers, which certificate shall name Landlord as an additional insured.

19. Landlord reserves the right to inspect all freight to be brought into the Building, and to exclude from the Building all freight or other material that violates any of these rules and regulations.

20. Tenant shall refer all contractors, contractor's representatives, and installation technicians rendering any service on or to the Premises, to Landlord for Landlord's approval and supervision before performance of any contractual service or access to Building. This provision shall apply to all work performed in the Building including installation of telephones, telegraph equipment, electrical devices and attachments, and installations of any nature affecting floors, walls, woodwork, trim, windows, ceilings, equipment, or any other physical portion of the Building. Landlord reserves the right to require that all agents of contractors and vendors sign in and out of the Building.

21. If Tenant desires to introduce electrical, signaling, telegraphic, telephonic, protective alarm or other wires, apparatus or devices, Landlord shall direct where and how the same are to be placed, and except as so directed, no installation boring or cutting shall be permitted, without Landlord's consent, not to be unreasonably withheld, conditioned, or delayed. Landlord shall have the right to prevent and to cut off the

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BrandywineRealtyTrust

transmission of excessive or dangerous current of electricity or annoyances into or through the Building or the Premises and to require the changing of wiring connections or layout at Tenant's expense, to the extent that Landlord may reasonably deem necessary, and further to require compliance with such reasonable and uniformly applied rules as Landlord may establish relating thereto, and in the event of non-compliance with the requirements or rules, Landlord shall have the right immediately to cut wiring or to do what it reasonably considers necessary to remove the danger, annoyance, or electrical interference with apparatus in any part of the Building. All wires installed by Tenant must be clearly tagged at the distributing boards and junction boxes and elsewhere where required by Landlord, with the suite number of the office to which such wires lead, and the purpose for which the wires respectively are used, together with the name of the concern, if any, operating such wires.

22. Landlord reserves the right to exclude from the Building at all times any person who is not known or does not properly identify himself or herself to Landlord's management or security personnel.

23. Landlord may require, at its sole option, all persons entering the Building outside of Business Hours to register at the time they enter and at the time they leave the Building.

24. No space within the Building, or in the common areas such as the parking lot, may be used at any time for the purpose of lodging, sleeping, or for any immoral or illegal purposes.

25. Tenant shall not use the hallways, stairs, lobby, or other common areas of the Building as lounging areas during breaks or during lunch periods.

26. No canvassing, soliciting, or peddling is permitted in the Building or its common areas.

27. Tenant shall comply with all Laws regarding the collection, sorting, separation, and recycling of garbage, trash, rubbish and other refuse, and Landlord's recycling policy for the Building.

28. Landlord does not maintain suite finishes that are non-standard, such as kitchens, bathrooms, wallpaper, special lights, etc. However, should the need arise for repair of items not maintained by Landlord, Landlord at its sole option, may arrange for the work to be done at tenant's expense.

29. Tenant shall clean at least once a year, at its expense, drapes in the Premises that are visible from the exterior of the Building.

30. No pictures, signage, advertising, decals, banners, etc. may be placed in or on windows in such a manner as they are visible from the exterior, without the prior written consent of Landlord.

31. Tenant is prohibited at all times from eating or drinking in hallways, elevators, restrooms, lobbies, or lobby vestibules outside of the Premises. Food storage shall be limited to a Landlord-approved kitchen or break room.

32. Tenant shall be responsible to Landlord for any acts of vandalism performed in the Building by its employees, invitees, agents, contractors, licensees, subtenants, and assignees.

33. Tenant shall not permit the visit to the Premises of persons in such numbers or under such conditions as to interfere with the use and enjoyment by other tenants of the entrances, hallways, elevators, lobby, exterior common areas, or other public portions or facilities of the Building.

34. Landlord's employees shall not perform any work or do anything outside of their regular duties unless under special instructions from Landlord. Requests for such requirements shall be submitted in writing to Landlord.

35. Tenant is prohibited from interfering in any manner with the installation and/or maintenance of the heating, air conditioning and ventilation facilities and equipment at the Project.

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36. Landlord shall not be responsible for lost or stolen personal property, equipment, money, or jewelry regardless of whether such loss occurs when an area is locked against entry or not.

37. Landlord shall not permit entrance to the Premises by use of pass key controlled by Landlord, to any person at any time without written permission of Tenant, except employees, contractors or service personnel supervised or employed by Landlord.

38. Tenant shall observe and comply with the driving and parking signs and markers on the Project grounds and surrounding areas. Tenant shall comply with all reasonable and uniformly applied parking regulations promulgated by Landlord from time to time for the orderly use of vehicle parking areas. Parked vehicles shall not be used for vending or any other business or other activity while parked in the parking areas. Vehicles shall be parked only in striped parking spaces, except for loading and unloading, which shall occur solely in zones marked for such purpose, and be so conducted as to not unreasonably interfere with traffic flow or with loading and unloading areas of other tenants. Tractor trailers shall be parked in areas designated for tractor trailer parking. Employee and tenant vehicles shall not be parked in spaces marked for visitor parking or other specific use. All vehicles entering or parking in the parking areas shall do so at owner's sole risk and Landlord assumes no responsibility for any damage, destruction, vandalism, or theft. Tenant shall cooperate with Landlord in any reasonable and uniformly applied measures implemented by Landlord to control abuse of the parking areas, including without limitation access control programs, tenant and guest vehicle identification programs, and validated parking programs, provided no such validated parking program shall result in Tenant being charged for spaces to which it has a right to free use under the Lease. Each vehicle owner shall promptly respond to any sounding vehicle alarm or horn, and failure to do so may result in temporary or permanent exclusion of such vehicle from the parking areas. Any vehicle that violates the parking regulations may be cited, towed at the expense of the owner, temporarily or permanently excluded from the parking areas, or subject to other lawful consequence.

39. Tenant shall not enter other separate tenants' hallways, restrooms, or premises except with prior written approval from Landlord's management.

40. Tenant shall not place weights anywhere beyond the load-per-square-foot carrying capacity of the Building.

41. Tenant shall comply with all laws, regulations, or other governmental requirements with respect to energy savings, not permit any waste of any utility services provided Landlord, and cooperate with Landlord fully to ensure the most effective and efficient operation of the Building.

42. The finishes, including floor and wall coverings, and the furnishings and fixtures in any areas of the Premises that are visible from the common areas of the Building are subject to Landlord's approval in its sole discretion. Selections for these areas shall be pre-approved in writing by Landlord.

43. Power strips and extension cords shall not be combined (also known as daisy chaining).

44. Candles and open flames are prohibited in the Building.

45. Guns, firearms, and other dangerous weapons (concealed or otherwise) are not allowed at the Project, subject to applicable Law (if any) requiring Landlord to so permit at the Project.

Landlord reserves the right to rescind any of these rules and make such other and further rules and regulations as in the judgment of Landlord shall from time to time be needed for the safety, protection, care, and cleanliness of the Project, the operations thereof, the preservation of good order therein, and the protection and comfort of its tenants, their agents, employees, and invitees, which rules when made and notice thereof given to Tenant shall be binding upon Tenant in a like manner as if originally prescribed. As used in these rules and regulations, capitalized terms shall have the respective meanings given to them in the Lease to which these rules and regulations are attached, provided Tenant shall be responsible for compliance herewith by everyone under Tenant's reasonable control, including without limitation its employees, invitees, agents, contractors, licensees, subtenants and assignees, and a violation of these rules and regulations by any of the foregoing is deemed a violation by Tenant.

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